EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and between

CENTERSTATE BANKS, INC.

and

HCBF HOLDING COMPANY, INC.

Dated as of August 12, 2017

i

Exhibit A – Form of HCBF Voting Agreement

Exhibit B – Form of CenterState Voting Agreement
Exhibit C – Form of Plan of Merger

Exhibit D – Form of Bank Plan of Merger and Merger Agreement

Exhibit E – Form of Director Non-Competition and Non-Disclosure Agreement

Exhibit F – Form of Claims Letter

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of August 12, 2017, by and between CenterState Banks, Inc., a Florida corporation (“CenterState”), and HCBF Holding Company, Inc., a Florida corporation (“HCBF” and, together with CenterState, the “Parties” and each a “Party”).

W I T N E S S E T H

WHEREAS, the boards of directors of the Parties have determined that it is in the best interests of their respective companies and their respective shareholders to consummate the business combination transaction provided for in this Agreement in which HCBF will, on the terms and subject to the conditions set forth in this Agreement, merge with and into CenterState (the “Merger”), with CenterState as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Entity”);

WHEREAS, as a condition to the willingness of CenterState to enter into this Agreement, certain directors and certain shareholders of HCBF have entered into voting agreements (each a “HCBF Voting Agreement” and collectively, the “HCBF Voting Agreements”), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with CenterState, pursuant to which each such director or shareholder has agreed, among other things, to vote certain of the HCBF Common Stock owned by such director or shareholder in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the HCBF Voting Agreement;

WHEREAS, as a condition to the willingness of HCBF to enter into this Agreement, certain directors of CenterState have entered into voting agreements (each a “CenterState Voting Agreement” and collectively, the “CenterState Voting Agreements”), substantially in the form attached hereto as Exhibit B, dated as of the date hereof, with HCBF, pursuant to which each such director has agreed, among other things, to vote certain of the CenterState Common Stock owned by such director in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the CenterState Voting Agreement;

WHEREAS, as a condition to the willingness of CenterState to enter into this Agreement, J. Hal Roberts, Jr. and Michael J. Brown, Jr. have each entered into an Employment Agreement, dated as of the date hereof, with CenterState Bank;

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I

THE MERGER

Section 1.01The Merger.  Subject to the terms and conditions of this Agreement, in accordance with the Florida Business Corporation Act (the “FBCA”), at the Effective Time, HCBF shall merge with and into CenterState pursuant to the Plan of Merger, substantially in the form attached hereto as Exhibit C and made a part hereof (the “Plan of Merger”).  CenterState shall be the Surviving Entity in the Merger and shall continue its existence as a corporation under the laws of the State of Florida. As of the Effective Time, the separate corporate existence of HCBF shall cease.

Section 1.02Articles of Incorporation and Bylaws.  At the Effective Time, the articles of incorporation of CenterState in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Entity until thereafter amended in accordance with applicable Law.  The bylaws of CenterState in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable Law and the terms of such bylaws.

Section 1.03Bank Merger.  Except as provided below, immediately following the Effective Time and sequentially but in effect simultaneously on the Closing Date, Harbor Community Bank, a Florida state-chartered bank and a direct wholly owned subsidiary of HCBF (“Harbor Community Bank”), shall be merged (the “Bank Merger”) with and into CenterState Bank, N.A., a national banking association and a direct wholly owned subsidiary of CenterState (“CenterState Bank”), in accordance with the provisions of applicable federal and state banking laws and regulations, and CenterState Bank shall be the surviving bank (the “Surviving Bank”).  The Bank Merger shall have the effects as set forth under applicable federal and state banking laws and regulations, and the board of directors of the Parties shall cause the board of directors of CenterState Bank and Harbor Community Bank, respectively, to approve a separate merger agreement (the “Bank Plan of Merger”) in substantially the form attached hereto as Exhibit D, and cause the Bank Plan of Merger to be executed and delivered as soon as practicable following the date of execution of this Agreement.  Each of CenterState and HCBF shall also approve the Bank Plan of Merger in their capacities as sole shareholders of CenterState Bank and Harbor Community Bank, respectively.  As provided in the Bank Plan of Merger, the Bank Merger may be abandoned at the election of CenterState Bank at any time, whether before or after filings are made for regulatory approval of the Bank Merger, but if the Bank Merger is abandoned for any reason, Harbor Community Bank shall continue to operate under its name; provided that prior to any such election, CenterState shall (a) reasonably consult with HCBF and its regulatory counsel and (b) reasonably determine in good faith that that such election will not, and would not reasonably be expected to, prevent, delay or impair any Party’s ability to consummate the Merger or the other transactions contemplated by this Agreement.

Section 1.04Directors and Officers.

(a)Prior to the Effective Time, the Parties shall take all appropriate actions so that, as of the Effective Time, and subject to and in accordance with the articles of incorporation of CenterState and the bylaws of CenterState, the number of directors of the Surviving Entity shall be increased by one (1) director and shall consist of the directors of CenterState in office immediately prior to the Effective Time as well as one (1) current director of HCBF selected by HCBF in its sole and absolute discretion after consultation with CenterState (the “HCBF Designee”), until the next annual meeting of the Surviving Entity’s shareholders and until their respective successors are duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Entity.  Following the Effective Time, CenterState shall nominate the HCBF Designee at the next annual meeting of the Surviving Entity’s shareholders to serve as a director of the Surviving Entity in accordance with the articles of incorporation and bylaws of the Surviving Entity.  The officers of CenterState shall, from and after the Effective Time, continue as the officers of the Surviving Entity until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Entity.

(b)Prior to the effective time of the Bank Merger, the Parties shall take all appropriate actions so that, as of the effective time of the Bank Merger, and subject to and in accordance with the articles of incorporation and bylaws of CenterState Bank, the number of directors of the Surviving Bank shall be increased by one (1) director and shall consist of the directors of CenterState Bank in office immediately prior to the effective time of the Bank Merger as well as one (1) current director of Harbor Community Bank selected by Harbor Community Bank in its sole and absolute discretion after consultation with CenterState Bank (the “Harbor Community Bank Designee”), until the next annual meeting of the Surviving Bank’s sole shareholder and until their respective successors are duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Bank.  Following the effective time of the Bank Merger, CenterState, as the sole shareholder of the Surviving Bank, shall cause the Harbor Community Bank Designee to be appointed as a director of the Surviving Bank in accordance with the articles of incorporation and bylaws of the Surviving Bank for so long as the HCBF Designee remains a director of the Surviving Entity.  The officers of CenterState Bank shall, from and after the Effective Time, continue as the officers of the Surviving Bank until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Bank.

Section 1.05Effective Time; Closing.

(a)Subject to the terms and conditions of this Agreement, the Parties will make all such filings as may be required to consummate the Merger and the Bank Merger by applicable Laws.  The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) related to the Merger, which will include the Plan of Merger, that shall be filed with the Department of State of the State of Florida and the Secretary of State of the State of Florida, as provided in the FBCA, on the Closing Date.  The “Effective Time” of the Merger shall be the later of (i) the date and time of filing of the Articles of Merger, or (ii) the date and time when the Merger becomes effective as set forth in the Articles of Merger, which shall be no later than three (3) Business Days after all of the conditions to the Closing set forth in Article VI (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof; provided, however, the Effective Time shall be no earlier than January 1, 2018.

(b)The Bank Merger shall become effective as set forth in the articles of merger providing for the Bank Merger (the “Articles of Bank Merger”) that shall be filed with the Department of State of the State of Florida and the Secretary of State of the State of Florida, at the later of immediately following the Effective Time or as promptly as practicable thereafter.

(c)The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place beginning immediately prior to the Effective Time (such date, the “Closing Date”) at the offices of Alston & Bird LLP, One Atlantic Center, 1201 West Peachtree Street, Atlanta, GA 30309, or such other place as the Parties may mutually agree. At the Closing, there shall be delivered to CenterState and HCBF the Articles of Merger, the Articles of Bank Merger and such other certificates and other documents required to be delivered under Article VI.

Section 1.06Additional Actions.  If, at any time after the Effective Time, any Party shall consider or be advised that any further deeds, documents, assignments or assurances in Law or any other acts are necessary or desirable to carry out the purposes of this Agreement (such Party, the “Requesting Party”), the other Party and its Subsidiaries and their respective officers and directors shall be deemed to have granted to the Requesting Party and its Subsidiaries, and each or any of them, an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in Law or any other acts as are necessary or desirable to carry out the purposes of this Agreement, and the officers and directors of the Requesting Party and its Subsidiaries, as applicable, are authorized in the name of the other Party and its Subsidiaries or otherwise to take any and all such action.

Section 1.07Reservation of Right to Revise Structure.  CenterState may at any time and without the approval of HCBF change the method of effecting the business combination contemplated by this Agreement if and to the extent that it reasonably deems such a change to be necessary; provided, however, that no such change shall (i) alter or change the amount of the consideration to be issued to (x) Holders as Merger Consideration or (y) holders of HCBF Stock Options, each as currently contemplated in this Agreement, (ii) reasonably be expected to materially impede or delay consummation of the Merger, (iii) adversely affect the federal income tax treatment of Holders in connection with the Merger, or (iv) require submission to or approval of HCBF’s shareholders after the plan of merger set forth in this Agreement has been approved by HCBF’s shareholders. In the event that CenterState elects to make such a change, the Parties agree to cooperate to execute appropriate documents to reflect the change.

Article II

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01Merger Consideration.  Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of the Parties or any shareholder of HCBF:

(a)Each share of CenterState Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b)Each share of HCBF Common Stock owned directly by CenterState, HCBF or any of their respective Subsidiaries (other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held as collateral for outstanding debt previously contracted) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

(c)Each share of HCBF Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, treasury stock and shares described in Section 2.01(b)), shall be converted, in accordance with the procedures set forth in this Article II, into the right to receive (i) 0.675 shares of CenterState Common Stock (the “Per Share Stock Consideration”), and (ii) a cash amount equal to $1.925 plus any cash dividends payable with respect to shares of the CenterState Common Stock that are payable to CenterState shareholders of record as of any date on or after the Closing Date, regardless of the issuance of certificates for shares of CenterState Common Stock to the former holders of HCBF Common Stock, and any cash in lieu of fractional shares as specified in Section 2.04 (collectively, the “Per Share Cash Consideration” and, together with the Per Share Stock Consideration, the “Merger Consideration”).

(d)Notwithstanding anything in this Agreement to the contrary, shares of HCBF Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Sections 607.1301 to 607.1333 of the FBCA (the “Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead the holder of such Dissenting Shares (hereinafter called a “Dissenting Shareholder”) shall be entitled to payment of the fair value of such shares in accordance with the provisions of Sections 607.1301 to 607.1333 of the FBCA (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist), unless and until such Dissenting Shareholder shall have failed to perfect such holder’s right to receive, or shall have effectively withdrawn or lost rights to demand or receive, the fair value of such shares of HCBF Common Stock under such provisions of the FBCA.  If any Dissenting Shareholder shall effectively withdraw or lose such Holder’s dissenter’s rights under the applicable provisions of the FBCA, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, the right to receive the Merger Consideration, without any interest thereon, in accordance with the applicable provisions of this Agreement.  HCBF shall give CenterState (i) prompt notice of any written notices to exercise dissenters’ rights in respect of any shares of HCBF Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the FBCA and received by HCBF relating to dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the FBCA.  HCBF shall not, except with the prior written consent of CenterState, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Article II to pay for shares of HCBF Common Stock for which dissenters’ rights have been perfected shall be returned to CenterState upon demand.

Section 2.02HCBF Stock-Based Awards.

(a)Immediately prior to the Effective Time, each option to purchase shares of HCBF Common Stock (a “HCBF Stock Option”) granted under the HCBF Stock Plans that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become fully vested and be converted into and become an option to purchase that number of shares of CenterState Common Stock as shall equal the product obtained by multiplying 0.75x (the “Option Exchange Ratio”) by that number of shares of HCBF Common Stock which such HCBF Stock Option entitled the holder thereof to purchase (rounded down to the nearest whole share), and at an exercise price equal to the quotient obtained by dividing the exercise price per share of the HCBF Stock Option by the Option Exchange Ratio (rounded up to the nearest whole cent); provided, however, that in the event that the Merger Consideration is modified as a result of the application of Section 2.09, then the Option Exchange Ratio shall be appropriately adjusted in order to reflect the impact of such modification to the Merger Consideration.  Notwithstanding the foregoing, the method of adjusting each HCBF Stock Option that is intended to be an “incentive stock option” (as defined in Section 422 of the Code) shall comply with the requirements of Section 424 of the Code and the regulations promulgated thereunder and the method of adjusting all other HCBF Stock Options shall comply with Section 409A of the Code and the regulations promulgated thereunder, so as not to constitute a modification of such HCBF Stock Option that would cause such HCBF Stock Option to violate Code Section 409A.  CenterState shall deliver to the holders of HCBF Stock Options, as soon as practicable after the Effective Time, any required notices setting forth such holders’ rights pursuant to the HCBF Stock Option and stating that such HCBF Stock Option has been issued by CenterState and shall continue in effect on the same terms and conditions (subject to any adjustments required by this Section 2.02(a)).

(b)HCBF shall take all requisite action so that, as of the Effective Time, all HCBF Stock Options and any other Rights, contingent or accrued, to acquire or receive HCBF Common Stock or benefits measured by the value of such shares, and each award of any kind consisting of HCBF Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under the HCBF Stock Plans, or otherwise, immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, terminated and cancelled as of the Effective Time.

(c)Prior to the Effective Time, the board of directors of HCBF (or, if appropriate, any committee thereof administering the HCBF Stock Plans) shall adopt such resolutions or take such other actions, including obtaining any necessary consents or amendments to the applicable award agreements and equity plans, as may be required to effectuate the provisions of this Section 2.02.

Section 2.03Rights as Shareholders; Stock Transfers.  At the Effective Time, all shares of HCBF Common Stock, when converted in accordance with Section 2.01, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate or Book-Entry Share previously evidencing such shares shall thereafter represent only the right to receive for each such share of HCBF Common Stock, the Merger Consideration and any cash in lieu of fractional shares of CenterState Common Stock in accordance with this Article II.  At the Effective Time, holders of HCBF Common Stock shall cease to be, and shall have no rights as, shareholders of HCBF, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of CenterState Common Stock as provided under this Article II.  After the Effective Time, there shall be no registration of transfers on the stock transfer books of HCBF of shares of HCBF Common Stock.

Section 2.04Fractional Shares.  Notwithstanding any other provision hereof, no fractional shares of CenterState Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger.  In lieu thereof, CenterState shall pay or cause to be paid to each holder of a fractional share of CenterState Common Stock, rounded to the nearest one hundredth of a share, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in CenterState Common Stock to which such holder would otherwise be entitled by the CenterState Average Stock Price.

Section 2.05Plan of Reorganization.  It is intended that the Merger and the Bank Merger shall each qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.

Section 2.06Exchange Procedures.  As promptly as practicable after the Effective Time but in no event later than five (5) Business Days after the Closing Date, and provided that HCBF has delivered, or caused to be delivered, to the Exchange Agent all information that is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail or otherwise cause to be delivered to each Holder appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent, as well as instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration as provided for in this Agreement (the “Letter of Transmittal”).

Section 2.07Deposit of Merger Consideration.

(a)Prior to the Effective Time, CenterState shall (i) deposit, or shall cause to be deposited, with the Exchange Agent stock certificates representing the number of shares of CenterState Common Stock and cash sufficient to deliver the Merger Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.04, and if applicable, cash in an aggregate amount sufficient to make the appropriate payment to the holders of Dissenting Shares) (collectively, the “Exchange Fund”), and (ii) instruct the Exchange Agent to promptly pay such Merger Consideration and cash in lieu of fractional shares upon receipt of a properly completed Letter of Transmittal in accordance with this Agreement.

(b)Any portion of the Exchange Fund that remains unclaimed by the shareholders of HCBF for one (1) year after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to CenterState. Any shareholders of HCBF who have not theretofore complied with this Section 2.07 and Section 2.08(a) shall thereafter look only to CenterState for the Merger Consideration deliverable in respect of each share of HCBF Common Stock such shareholder held as of immediately prior to the Effective Time, as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates or Book-Entry Shares for shares of HCBF Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of CenterState Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by the law of abandoned property and any other applicable Law, become the property of CenterState (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property.  Neither the Exchange Agent nor any Party shall be liable to any Holder represented by any Certificate or Book-Entry Share for any Merger Consideration (or any dividends or distributions with respect thereto) paid to a public official pursuant to applicable abandoned property, escheat or similar Laws.  CenterState and the Exchange Agent shall be entitled to rely upon the stock transfer books of HCBF to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto.  In the event of a dispute with respect to ownership of any shares of HCBF Common Stock represented by any Certificate or Book-Entry Share, CenterState and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration represented by such Certificate or Book-Entry Share and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.

Section 2.08Delivery of Merger Consideration.

(a)Upon surrender to the Exchange Agent of its Certificate(s) or Book-Entry Share(s), accompanied by a properly completed Letter of Transmittal timely delivered to the Exchange Agent, a Holder will be entitled to receive such Holder’s pro rata portion of the Merger Consideration and any cash in lieu of fractional shares of CenterState Common Stock to be issued or paid in consideration therefor (with such cash rounded to the nearest whole cent) in respect of the shares of HCBF Common Stock represented by such Holder’s Certificates or Book-Entry Shares.  CenterState shall use commercially reasonable efforts to cause the

Exchange Agent to provide to each such Holder their pro rata portion of the Merger Consideration and any cash in lieu of fractional shares of CenterState Common Stock to be issued or paid in consideration therefor (with such cash rounded to the nearest whole cent) in respect of the shares of HCBF Common Stock represented by such Holder’s Certificates or Book-Entry Shares promptly after the Effective Time. The Exchange Agent and CenterState, as the case may be, shall not be obligated to deliver cash and/or shares of CenterState Common Stock to a Holder to which such Holder would otherwise be entitled as a result of the Merger until such Holder surrenders the Certificates or Book-Entry Shares representing the shares of HCBF Common Stock for exchange as provided in this Article II, or, an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be reasonably required in each case by CenterState or the Exchange Agent.

(b)All shares of CenterState Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by CenterState in respect of the CenterState Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of CenterState Common Stock issuable pursuant to this Agreement.  No dividends or other distributions in respect of the CenterState Common Stock shall be paid to any holder of any unsurrendered Certificate or Book-Entry Share until such Certificate or Book-Entry Share is surrendered for exchange in accordance with this Article II.  Subject to the effect of applicable Laws, following surrender of any such Certificate or Book-Entry Share, there shall be issued and/or paid to the holder of the certificates representing whole shares of CenterState Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of CenterState Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of CenterState Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(c)CenterState or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Holder such amounts as CenterState is required to deduct and withhold under applicable Law.  Any amounts so deducted and withheld shall be remitted to the appropriate Governmental Authority and upon such remittance shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made by CenterState or the Exchange Agent, as applicable.

Section 2.09Anti-Dilution Provisions. If the number of shares of CenterState Common Stock or HCBF Common Stock issued and outstanding prior to the Effective Time shall be increased or decreased, or changed into or exchanged for a different number of kind of shares or securities, in any such case as a result of a stock split, reverse stock split, stock combination, stock dividend, recapitalization, reclassification, reorganization or similar transaction, or there shall be any extraordinary dividend or distribution with respect to such stock, and the record date therefor shall be prior to the Effective Time, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of HCBF Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Article III

REPRESENTATIONS AND WARRANTIES OF HCBF

Except as set forth in the disclosure schedule delivered by HCBF to CenterState prior to or concurrently with the execution of this Agreement with respect to each such Section below (the “HCBF Disclosure Schedule”), HCBF hereby represents and warrants to CenterState as follows:

Section 3.01Organization and Standing.  Each of HCBF and its Subsidiaries is (a) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and (b) is duly licensed or qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect with respect to HCBF.  A complete and accurate list of all such jurisdictions described in (a) and (b) is set forth in HCBF Disclosure Schedule 3.01.

Section 3.02Capital Stock.

(a)The authorized capital stock of HCBF consists of 50,000,000 shares of common stock, of which 40,000,000 shares are designated as voting HCBF Common Stock (“HCBF Voting Common Stock”) and 10,000,000 shares are designated as non-voting HCBF Common Stock, and 5,000,000 shares of blank-check preferred stock.  As of the date hereof, there are (i) 20,961,418 shares of HCBF Voting Common Stock issued and outstanding (ii) 1,224,997 shares of non-voting HCBF Common Stock issued and outstanding and (iii) no shares of preferred stock issued and outstanding.  As of the date hereof, there were exercisable options to acquire 2,259,498 shares of voting HCBF Common Stock outstanding.  There are no shares of HCBF Common Stock held by any of HCBF’s Subsidiaries.  HCBF Disclosure Schedule 3.02(a) sets forth, as of the date hereof, the name and address, as reflected on the books and records of HCBF, of each Holder, and the number of shares of HCBF Common Stock held by each such Holder. The issued and outstanding shares of HCBF Common Stock are duly authorized, validly issued, fully paid, non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any HCBF shareholder. All shares of HCBF’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws.

(b)HCBF Disclosure Schedule 3.02(b) sets forth, as of the date hereof, for each grant or award of HCBF Stock Options or other outstanding Rights of HCBF the (i) name of the grantee, (ii) date of the grant, (iii) expiration date, (iv) vesting schedule, (v) exercise price, (vi) number of shares of HCBF Common Stock, or any other security of HCBF, subject to such award, (vii) number of shares subject to such award that are exercisable or have vested as of the date of this Agreement, and (viii) name of the HCBF Stock Plan under which such award was granted, if applicable. All shares of HCBF Common Stock issuable upon exercise of HCBF Stock Options, upon their issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights and will not be issued in violation of preemptive rights or any Law. Each HCBF Stock Option complies with or is exempt from Section 409A of the Code and qualifies for the tax treatment afforded thereto in HCBF’s Tax Returns.  Each grant of HCBF Stock Options was appropriately authorized by the board of directors of HCBF or the compensation committee thereof, was made in accordance with the terms of the HCBF Stock Plans and any applicable Law and regulatory rules or requirements and has a grant date identical to (or later than) the date on which it was actually granted or awarded by the board of directors of HCBF or the compensation committee thereof. The per share exercise price of each HCBF Stock Option was determined in accordance with the HCBF Stock Plans and was not less than the fair market value of a share of HCBF Common Stock on the applicable date on which the related grant was by its terms to be effective. There are no outstanding shares of capital stock of any class, or any options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which HCBF or any of its Subsidiaries is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of HCBF or any of HCBF’s Subsidiaries or obligating HCBF or any of HCBF’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, HCBF or any of HCBF’s Subsidiaries other than those listed in HCBF Disclosure Schedule 3.02(b). There are no obligations, contingent or otherwise, of HCBF or any of HCBF’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of HCBF Common Stock or capital stock of any of HCBF’s Subsidiaries or any other securities of HCBF or any of HCBF’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity.  Except for the Shareholders’ Agreement and the HCBF Voting Agreements, there are no agreements, arrangements or other understandings with respect to the voting of HCBF’s capital stock and there are no agreements or arrangements under which HCBF is obligated to register the sale of any of its securities under the Securities Act.

(c)All of the issued and outstanding shares of capital stock of each of HCBF’s Subsidiaries are duly authorized, validly issued, fully paid, non-assessable and not subject to preemptive rights, and all such shares are owned by HCBF or a Subsidiary of HCBF free and clear of all security interests, liens, claims, pledges, taking actions, agreements, limitations in HCBF’s voting rights, charges or other Liens of any nature whatsoever, except as set forth in the Shareholders’ Agreement.  Except as set forth in HCBF Disclosure Schedule 3.02(c), neither HCBF nor any of its Subsidiaries has any trust preferred securities or other similar securities outstanding.

Section 3.03Subsidiaries.

(a)HCBF Disclosure Schedule 3.03(a) sets forth a complete and accurate list of all Subsidiaries of HCBF, including the jurisdiction of organization and all jurisdictions in which any such entity is qualified to do business.  Except as set forth in HCBF Disclosure Schedule 3.03(a), (i) HCBF owns, directly or indirectly, all of the issued and outstanding equity securities of each HCBF Subsidiary, (ii) no equity securities of any of HCBF’s Subsidiaries are or may become required to be issued (other than to HCBF) by reason of any contractual right or otherwise, (iii) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to HCBF or a wholly-owned Subsidiary of HCBF), (iv) there are no contracts, commitments, understandings or arrangements relating to HCBF’s rights to vote or to dispose of such securities, (v) all of the equity securities of each such Subsidiary held by HCBF, directly or indirectly, are validly issued, fully paid, non-assessable and are not subject to preemptive or similar rights, and (vi) all of the equity securities of each Subsidiary that is owned, directly or indirectly, by HCBF or any Subsidiary thereof, are free and clear of all Liens, other than restrictions on transfer under applicable securities Laws.

(b)Neither HCBF nor any of HCBF’s Subsidiaries owns any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)) other than Harbor Community Bank.  Except as set forth in HCBF Disclosure Schedule 3.03(b), neither HCBF nor any of HCBF’s Subsidiaries beneficially owns, directly or indirectly (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted), any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

Section 3.04Corporate Power; Minute Books.

(a)HCBF and each of its Subsidiaries has the corporate or similar power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and HCBF has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities, the Regulatory Approvals and the Requisite HCBF Shareholder Approval.

(b)HCBF has made available to CenterState a complete and correct copy of its articles of incorporation and bylaws or equivalent organizational documents, each as amended to date, of HCBF and each of its Subsidiaries, the minute books of HCBF and each of its Subsidiaries, and the stock ledgers and stock transfer books of HCBF and each of its Subsidiaries. Neither HCBF nor any of its Subsidiaries is in violation of any of the terms of its articles of incorporation, bylaws or equivalent organizational documents. The minute books of HCBF and each of its Subsidiaries contain records of all meetings held by, and all other corporate or similar actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors) or other governing bodies, which records are complete and accurate in all material respects.  The stock ledgers and the stock transfer books of HCBF and each of its Subsidiaries contain complete and accurate records of the ownership of the equity securities of HCBF and each of its Subsidiaries.

Section 3.05Corporate Authority.  Subject only to the receipt of the Requisite HCBF Shareholder Approval at the HCBF Meeting, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of HCBF and the board of directors of HCBF on or prior to the date hereof.  The board of directors of HCBF has directed that this Agreement be submitted to HCBF’s shareholders for approval at a meeting of the shareholders and, except for the receipt of the Requisite HCBF Shareholder Approval in accordance with the FBCA and HCBF’s articles of incorporation and bylaws, no other vote or action of the shareholders of HCBF is required by Law, the articles of incorporation or bylaws of HCBF or otherwise to approve this Agreement and the transactions contemplated hereby.  HCBF has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by CenterState, this Agreement is a valid and legally binding obligation of HCBF, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 3.06Regulatory Approvals; No Defaults.

(a)No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by HCBF or any of its Subsidiaries in connection with the execution, delivery or performance by HCBF of this Agreement or to consummate the transactions contemplated by this Agreement, except as may be required for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from, the SEC, NASDAQ, state securities authorities, the Financial Industry Regulatory Authority, Inc., applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”), (ii) filings of applications or notices with, and consents, approvals or waivers by the FRB, the FDIC and applicable state banking agencies, the Office of the Comptroller of the Currency (the “OCC”), the Florida Office of Financial Regulation (the “FOFR”) and other banking, regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other Governmental Authorities and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the “Regulatory Approvals”), (iii) the filing with the SEC of the Proxy Statement-Prospectus and the Registration Statement and declaration of effectiveness of the Registration Statement, (iv) the filing of the Articles of Merger and the filing of documents with the OCC, applicable Governmental Authorities, and the Secretary of State of the State of Florida to cause the Bank Merger to become effective and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of CenterState Common Stock pursuant to this Agreement and approval of listing of such CenterState Common Stock on the NASDAQ.  Subject to the receipt of the approvals referred to in the preceding sentence and the Requisite HCBF Shareholder Approval, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by HCBF do not and will not (1) constitute a breach or violation of, or a default under, the articles of incorporation, bylaws or similar governing documents of HCBF or any of its respective Subsidiaries, (2) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to HCBF or any of its Subsidiaries, or any of their respective properties or assets, (3) conflict with, result in a breach or violation of any provision of, or the loss of any benefit under, or a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the creation of any Lien under, result in a right of termination or the acceleration of any right or obligation under any permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation of HCBF or any of its Subsidiaries or to which HCBF or any of its Subsidiaries, or their respective properties or assets is subject or bound, or (4) require the consent or approval of any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation.

(b)As of the date hereof, HCBF has no Knowledge of any reason (i) why the Regulatory Approvals referred to in Section 6.01(b) will not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.

Section 3.07Financial Statements; Internal Controls.

(a)HCBF has previously delivered or made available to CenterState copies of HCBF’s (i) audited consolidated financial statements (including the related notes and schedules thereto) for the years ended December 31, 2016, 2015 and 2014, accompanied by the unqualified audit reports of Crowe Horwath LLP (for the years ended December 31, 2016 and 2015) and Hacker, Johnson & Smith PA (for the year ended December 31, 2014), in each case, independent registered accountants (collectively, the “Audited Financial Statements”) and (ii) unaudited interim consolidated financial statements (including the related notes and schedules thereto) for the six months ended June 30, 2017 (the “Unaudited Financial Statements” and collectively with the Audited Financial Statements, the “Financial Statements”). The Financial Statements (including any related notes and schedules thereto) are accurate and complete in all material respects and fairly present in all material respects the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of HCBF and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of the Unaudited Financial Statements, to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to HCBF) and the absence of notes and schedules (that, if presented, would not differ materially from those included in the Audited Financial Statements).  No financial statements of any entity or enterprise other than the HCBF’s Subsidiaries are required by GAAP to be included in the consolidated financial statements of HCBF.  The audits of HCBF have been conducted in accordance with GAAP.  Since December 31, 2016, neither HCBF nor any of its Subsidiaries has any liabilities or obligations of a nature that would be required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto except for liabilities reflected or reserved against in the Financial Statements and current liabilities incurred in the Ordinary Course of Business since December 31, 2016. True, correct and complete copies of the Financial Statements are set forth in HCBF Disclosure Schedule 3.07(a).

(b)The records, systems, controls, data and information of HCBF and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of HCBF or its Subsidiaries or accountants (including all means of access thereto and therefrom).  HCBF and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.  HCBF has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the board of directors of HCBF (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect HCBF’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in HCBF’s internal control over financial reporting.

(c)Since January 1, 2014, neither HCBF nor any of its Subsidiaries nor, to HCBF’s Knowledge, any director, officer, employee, auditor, accountant or representative of HCBF or any of its Subsidiaries has received, or otherwise had or obtained Knowledge of, any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of HCBF or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that HCBF or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 3.08Regulatory Reports.  Since January 1, 2014, HCBF and its Subsidiaries have duly filed with the FRB, the FDIC, and any other applicable Governmental Authority, in correct form, the material reports and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were complete and accurate and in compliance in all material respects with the requirements of applicable Laws and regulations.  Other than normal examinations conducted by a Governmental Authority in the Ordinary Course of Business, no Governmental Authority has notified HCBF or any of its Subsidiaries that it has initiated any proceeding or, to the Knowledge of HCBF, threatened an investigation into the business or operations of HCBF or any of its Subsidiaries since January 1, 2014.  There is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of HCBF or any of its Subsidiaries. There have been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to the business, operations, policies or procedures of HCBF or any of its Subsidiaries since January 1, 2014.

Section 3.09Absence of Certain Changes or Events.  Except as set forth in HCBF Disclosure Schedule 3.09, or as otherwise contemplated by this Agreement, since December 31, 2016, (a) HCBF and its Subsidiaries have carried on their respective businesses in all material respects in the Ordinary Course of Business, (b) there have been no events, changes or circumstances which have had, or are reasonable likely to have, individually or in the aggregate, a Material Adverse Effect with respect to HCBF, and (c) neither HCBF nor any of its Subsidiaries has taken any action or failed to take any action prior to the date of this Agreement which action or failure, if taken after the date of this Agreement, would constitute a material breach or violation of any of the covenants and agreements set forth in Section 5.01(a), Section 5.01(b), Section 5.01(c), Section 5.01(e), Section 5.01(g), Section 5.01(h), Section 5.01(j), Section 5.01(k), Section 5.01(u) or Section 5.01(w).

Section 3.10Legal Proceedings.

(a)Other than as set forth in HCBF Disclosure Schedule 3.10(a), there are no material civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to the Knowledge of HCBF, threatened against HCBF or any of its Subsidiaries or to which HCBF or any of its Subsidiaries is a party, including without limitation, any such actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature that would challenge the validity or propriety of the transactions contemplated by this Agreement.

(b)Other than as set forth on HCBF Disclosure Schedule 3.10(b), there is no material injunction, order, judgment or decree imposed upon HCBF or any of its Subsidiaries, or the assets of HCBF or any of its Subsidiaries, and neither HCBF nor any of its Subsidiaries has been advised of the threat of any such action, other than any such injunction, order, judgement or decree that is generally applicable to all Persons in businesses similar to that of HCBF or any of HCBF’s Subsidiaries.

Section 3.11Compliance With Laws.

(a)HCBF and each of its Subsidiaries is, and have been since January 1, 2014, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans.  Neither HCBF nor any of its Subsidiaries has been advised of any supervisory concerns regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.

(b)HCBF and each of its Subsidiaries have all material permits, licenses, authorizations, orders and approvals of, and each has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted.  All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to HCBF’s Knowledge, no suspension or cancellation of any of them is threatened.

(c)Neither HCBF nor any of its Subsidiaries has received, since January 1, 2014, written or, to HCBF’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization.

Section 3.12HCBF Material Contracts; Defaults.

(a)Other than the HCBF Benefit Plans, neither HCBF nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) which would entitle any present or former director, officer, employee, consultant or agent of HCBF or any of its Subsidiaries to indemnification from HCBF or any of its Subsidiaries; (ii) which grants any right of first refusal, right of first offer or similar right with respect to any assets or properties of HCBF or its respective

Subsidiaries; (iii) related to the borrowing by HCBF or any of its Subsidiaries of money other than those entered into in the Ordinary Course of Business and any guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the Ordinary Course of Business; (iv) which provides for payments to be made by HCBF or any of its Subsidiaries upon a change in control thereof; (v) relating to the lease of personal property having a value in excess of $50,000 individually or $100,000 in the aggregate; (vi) relating to any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement; (vii) which relates to capital expenditures and involves future payments in excess of $100,000 individually or $250,000 in the aggregate; (viii) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the Ordinary Course of Business; (ix) which is not terminable on sixty (60) days or less notice and involving the payment of more than $100,000 per annum; (x) which contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by HCBF or any of its Affiliates or upon consummation of the Merger will materially restrict the ability of the Surviving Entity or any of its Affiliates to engage in any line of business or which grants any right of first refusal, right of first offer or similar right or that limits or purports to limit the ability of HCBF or any of its Subsidiaries (or, following consummation of the transactions contemplated hereby, CenterState or any of its Subsidiaries) to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business; or (xi) pursuant to which HCBF or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity. Each contract, arrangement, commitment or understanding of the type described in this Section 3.12(a), is set forth in HCBF Disclosure Schedule 3.12(a), and is referred to herein as a “HCBF Material Contract.”  HCBF has previously made available to CenterState true, complete and correct copies of each such HCBF Material Contract, including any and all amendments and modifications thereto.

(b)Each HCBF Material Contract is valid and binding on HCBF and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and, to the Knowledge of HCBF, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy and except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, has not had, a Material Adverse Effect with respect to HCBF; and neither HCBF nor any of its Subsidiaries is in default under any HCBF Material Contract or other material agreement, commitment, arrangement, Lease, Insurance Policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by HCBF or any of its Subsidiaries is currently outstanding.

(c)HCBF Disclosure Schedule 3.12(c) sets forth a true and complete list of all HCBF Material Contracts pursuant to which consents, waivers or notices are or may be required to be given thereunder, in each case, prior to the performance by HCBF of this Agreement and the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby and thereby.

Section 3.13Agreements with Regulatory Agencies.  Except as set forth in HCBF Disclosure Schedule 3.13, neither HCBF nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority (each, whether or not set forth in HCBF Disclosure Schedule 3.13, a “HCBF Regulatory Agreement”) that restricts, or by its terms will in the future restrict, the conduct of HCBF’s or any of its Subsidiaries’ business or that in any manner relates to their capital adequacy, credit or risk management policies, dividend policies, management, business or operations, nor has HCBF or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing or requesting (or is considering the appropriateness of issuing or requesting) any HCBF Regulatory Agreement.  To HCBF’s Knowledge, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to HCBF or any of its Subsidiaries.

Section 3.14Brokers; Fairness Opinion.  Neither HCBF nor any of its officers, directors or any of its Subsidiaries has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that HCBF has engaged, and will pay a fee or commission to Sandler O’Neill and Partners (“HCBF Financial Advisor”), in accordance with the terms of a letter agreement between HCBF Financial Advisor and HCBF, a true, complete and correct copy of which has been previously delivered by HCBF to CenterState.  HCBF has received the opinion of the HCBF Financial Advisor (and, when it is delivered in writing, a copy of such opinion will be promptly provided to CenterState) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of HCBF Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 3.15Employee Benefit Plans.

(a)HCBF Disclosure Schedule 3.15(a) sets forth a true and complete list of each HCBF Benefit Plan.  For purposes of this Agreement, “HCBF Benefit Plan” means all benefit and compensation plans, contracts, policies or arrangements (i) covering current or former employees of HCBF, any of its Subsidiaries or any of HCBF’s related organizations described in Code Sections 414(b), (c) or (m), or any entity which is considered one employer with HCBF, any of its Subsidiaries or Controlled Group Members under Section 4001 of ERISA or Section 414 of the Code (“ERISA Affiliates”) (such current employees collectively, the “HCBF Employees”), (ii) covering current or former directors of HCBF, any of its Subsidiaries, or ERISA Affiliates, or (iii) with respect to which HCBF or any of its Subsidiaries has or may have any liability or contingent liability (including liability arising from ERISA Affiliates) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, health/welfare, change-of-control, fringe benefit, deferred compensation, defined benefit plan, defined contribution plan, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus plans, retirement plans and other policies, plans or arrangements whether or not subject to ERISA.

(b)With respect to each  HCBF Benefit Plan, HCBF has provided to CenterState true and complete copies of such HCBF Benefit Plan, any trust instruments and insurance contracts forming a part of any HCBF Benefit Plans and all amendments thereto, summary plan descriptions and summary of material modifications, IRS Form 5500 (for the three (3) most recently completed plan years), the most recent IRS determination, opinion, notification and advisory letters, with respect thereto and any correspondence from any regulatory agency.  In addition, with respect to the HCBF Benefit Plans for the three (3) most recently completed plan years, any plan financial statements and accompanying accounting reports, service contracts, fidelity bonds and employee and participant annual QDIA notice, safe harbor notice, or fee disclosures notices under ERISA 404(a)(5) have been made available to CenterState.

(c)All HCBF Benefit Plans are in compliance in all material respects in form and operation with all applicable Laws, including ERISA and the Code. Each HCBF Benefit Plan which is intended to be qualified under Section 401(a) of the Code (“HCBF 401(a) Plan”), has received a favorable opinion, determination or advisory letter from the IRS, and HCBF is not aware of any circumstance that could reasonably be expected to result in revocation of any such favorable determination, opinion, or advisory letter or the loss of the qualification of such HCBF 401(a) Plan under Section 401(a) of the Code, and nothing has occurred that would be expected to result in the HCBF 401(a) Plan ceasing to be qualified under Section 401(a) of the Code. All HCBF Benefit Plans have been administered in all material respects in accordance with their terms. There is no pending or, to HCBF’s Knowledge, threatened litigation or regulatory action relating to the HCBF Benefit Plans. Neither HCBF nor any of its Subsidiaries has engaged in a transaction with respect to any HCBF Benefit Plan, including a HCBF 401(a) Plan that could subject HCBF or any of its Subsidiaries to a tax or penalty under any Law including, but not limited to, Section 4975 of the Code or Section 502(i) of ERISA.  No HCBF 401(a) Plan has been submitted under or been the subject of an IRS voluntary compliance program submission that is still outstanding or that has not been fully corrected in accordance with a compliance statement issued by the IRS with respect to any applicable failures.  There are no audits, inquiries or proceedings pending or, to HCBF’s Knowledge threatened by the IRS or the Department of Labor with respect to any HCBF Benefit Plan. To HCBF's Knowledge, there are no current, pending, or threatened investigations by the IRS or the Department of Labor with respect to any HCBF Benefit Plan.

(d)No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by HCBF, any of its Subsidiaries or any ERISA Affiliates with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by HCBF, any of its Subsidiaries or any ERISA Affiliates. Neither HCBF nor any ERISA Affiliate has ever maintained a plan subject to Title IV of ERISA or Section 412 of the Code. None of HCBF or any ERISA Affiliate has contributed to (or been obligated to contribute to) a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of ERISA Sections 4063 or 4064 or Code Section 413(c) at any time. Neither HCBF, nor any of its Subsidiaries or ERISA Affiliates have incurred, and there are no circumstances under which they could reasonably be expected to incur, liability under Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA has been required to be filed for any HCBF Benefit Plan or by any ERISA Affiliate or will be required to be filed, in either case, in connection with the transactions contemplated by this Agreement.

(e)All contributions required to be made with respect to all HCBF Benefit Plans have been timely made.  No HCBF Benefit Plan or single employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 3012 of ERISA and no ERISA Affiliate has an outstanding funding waiver.

(f)No HCBF Benefit Plan provides life insurance, medical or other employee welfare benefits to any HCBF Employee, or any of their affiliates, upon his or her retirement or termination of employment for any reason, except as may be required by Law.

(g)All HCBF Benefit Plans that are group health plans have been operated in all material respects in compliance with the group health plan continuation requirements of Section 4980B of the Code and all other applicable sections of ERISA and the Code.  HCBF may amend or terminate any such HCBF Benefit Plan at any time without incurring any liability thereunder for future benefits coverage at any time after such termination.

(h)Except as otherwise provided for in this Agreement, neither the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement (individually or in conjunction with any other event) will (i) entitle any HCBF Employee to severance pay or any increase in severance pay upon any termination of employment, (ii) accelerate the time of payment or vesting (except as required by Law) or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the HCBF Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the HCBF Benefit Plans, (iv) result in any payment that would be an excess “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, or (v) limit or restrict the right of HCBF or, after the consummation of the transactions contemplated hereby, CenterState or any of its Subsidiaries, to merge, amend or terminate any of the HCBF Benefit Plans.

(i)Each HCBF Benefit Plan that is a non-qualified deferred compensation plan or arrangement within the meaning of Section 409A of the Code, and any underlying award, is in compliance in all material respects with Section 409A of the Code.  Except as disclosed in HCBF Disclosure Schedule 3.15(i), no payment or award that has been made to any participant under a HCBF Benefit Plan is subject to the interest and penalties specified in Section 409A(a)(1)(B) of the Code. Neither HCBF nor any of its Subsidiaries (i) has agreed to reimburse or indemnify any participant in a HCBF Benefit Plan for any of the interest and the penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future, or (ii) has been required to report to any Government Authority any correction or taxes due as a result of a failure to comply with Section 409A of the Code.

(j)No HCBF Benefit Plan provides for the gross-up or reimbursement of any Taxes imposed by Section 4999 of the Code or otherwise.

(k)HCBF Disclosure Schedule 3.15(k) contains a schedule showing the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement) under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer, employee or consultant of HCBF or any of its Subsidiaries who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any HCBF Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such Person, specifying the assumptions in such schedule and providing estimates of other required contributions to any trusts for any related fees or expenses.

(l)HCBF and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for HCBF or any of its Subsidiaries for purposes of each HCBF Benefit Plan, ERISA and the Code.

Section 3.16Labor Matters.  Neither HCBF nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to HCBF’s Knowledge threatened, asserting that HCBF or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel HCBF or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute against HCBF pending or, to HCBF’s Knowledge, threatened, nor to HCBF’s Knowledge is there any activity involving HCBF Employees seeking to certify a collective bargaining unit or engaging in other organizational activity.  HCBF and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for HCBF or any of its Subsidiaries for purposes of federal and state unemployment compensation Laws, workers’ compensation Laws and the rules and regulations of the U.S. Department of Labor.  To HCBF’s Knowledge, no officer of HCBF or any of its Subsidiaries is in material violation of any employment contract, confidentiality, non-competition agreement or any other restrictive covenant.

Section 3.17Environmental Matters.  (a) HCBF and its Subsidiaries have been and are in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all permits required under Environmental Laws for the operation of their respective businesses, (b) there is no action or investigation by or before any Governmental Authority relating to or arising under any Environmental Laws that is pending or, to the Knowledge of HCBF, threatened against HCBF or any of its Subsidiaries or any real property or facility presently owned, operated or leased by HCBF or any of its Subsidiaries or any predecessor (including in a fiduciary or agency capacity), (c) neither HCBF nor any of its Subsidiaries has received any notice of or is subject to any liability, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements relating to or arising under Environmental Laws, (d) there have been no releases of Hazardous Substances at, on, under, or affecting any of the real properties or facilities presently owned, operated or leased by HCBF or any of its Subsidiaries or any predecessor (including in a fiduciary or agency capacity) in amount or condition that has resulted in or would reasonably be expected to result in liability to HCBF or any of its Subsidiaries relating to or arising under any Environmental Laws, and (e) there are no underground storage tanks on, in or under any property currently owned, operated or leased by HCBF or any of its Subsidiaries.

Section 3.18Tax Matters.

(a)Each of HCBF and its Subsidiaries has filed all material Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All material Taxes due and owing by HCBF or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Except as set forth in HCBF Disclosure Schedule 3.18(a), neither HCBF nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return. Neither HCBF nor any of its Subsidiaries has ever received written notice of any claim by any Governmental Authority in a jurisdiction where HCBF or such Subsidiary does not file Tax Returns that it is or may be subject to Taxes by that jurisdiction. There are no material Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP) upon any of the assets of HCBF or any of its Subsidiaries.

(b)HCBF and each of its Subsidiaries have properly withheld and paid over to the appropriate Governmental Authority all material Taxes required to have been withheld and paid over in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person, and have complied in all material respects with all applicable reporting requirements related to Taxes.

(c)No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or pending or threatened in writing, in each case, with respect to a material amount of Taxes of HCBF or any of its Subsidiaries. Neither HCBF nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where HCBF or any of its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review with respect to Taxes or (ii) notice of deficiency or proposed adjustment for any amount of material Tax proposed, asserted, or assessed by any taxing authority against HCBF or any of its Subsidiaries which, in either case (i) or (ii), have not been fully paid or settled.

(d)HCBF has delivered or made available to CenterState true and complete copies of the material foreign, federal, state or local Tax Returns filed with respect to HCBF or any of its Subsidiaries, and of all material examination reports and statements of deficiencies assessed against or agreed to by HCBF, in each case with respect to income Taxes, for taxable periods ended on or after December 31, 2014.

(e)With respect to tax years open for audit as of the date hereof, neither HCBF nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)Neither HCBF nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).  Neither HCBF nor any of its Subsidiaries is a party to or is otherwise bound by any material Tax allocation or sharing agreement (other than such an agreement (i) exclusively between or among HCBF and its Subsidiaries, (ii) with customers, vendors, lessors or similar third parties entered into in the Ordinary Course of Business and not primarily related to Taxes or (iii) that will terminate as of the Closing Date without any further material payments being required to be made). HCBF (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was HCBF), and (ii) has no liability for the Taxes of any Person (other than HCBF and its Subsidiaries) under Regulations Section 1.1502-6 (or any similar provision of foreign, state or local Law), as a transferee or successor, by contract, or otherwise.

(g)The most recent Financial Statements as of the date hereof reflect an adequate reserve, in accordance with GAAP, for all Taxes payable by HCBF and its Subsidiaries for all taxable periods through the date of such Financial Statements.  Since December 31, 2016, neither HCBF nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.

(h)Neither HCBF nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting pursuant to Section 481 of the Code or any comparable provision under foreign, state or local Law for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of foreign, state or local Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Regulations under Code Section 1502 (or any corresponding or similar provision of foreign, state or local Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i)Since January 1, 2014, neither HCBF nor any of its Subsidiaries has distributed stock of another Person nor had its stock distributed by another Person in a transaction that was intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.

(j)Neither HCBF nor any of its Subsidiaries has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Regulations in any tax year for which the statute of limitations has not expired.

(k)Neither HCBF nor any of its Subsidiaries (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(l)Neither HCBF nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent the Merger or the Bank Merger from qualifying for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.19Investment Securities.  HCBF Disclosure Schedule 3.19 sets forth as of December 31, 2016, the HCBF Investment Securities, as well as any purchases or sales of HCBF Investment Securities between December 31, 2016 to and including July 31, 2017, reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity” (as those terms are used in ASC 320), book values, fair values and coupon rates, and any gain or loss with respect to any HCBF Investment Securities sold during such time period between December 31, 2016 and July 31, 2017.  Neither HCBF nor any of its Subsidiaries owns any of the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker or any other financial institution other than Harbor Community Bank and HCB Insurance Agency LLC.

Section 3.20Derivative Transactions.

(a)All Derivative Transactions entered into by HCBF or any of its Subsidiaries or for the account of any of its customers were entered into in accordance in all material respects with applicable Laws and regulatory policies of any Governmental Authority, and in accordance in all material respects with the investment, securities, commodities, risk management and other policies, practices and procedures employed by HCBF or any of its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions.   HCBF and each of its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(b)Each Derivative Transaction is listed in HCBF Disclosure Schedule 3.20(b), and the financial position of HCBF or its Subsidiaries under or with respect to each has been reflected in the books and records of HCBF or its Subsidiaries in accordance with GAAP, and no material open exposure of HCBF or its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exists, except as set forth in HCBF Disclosure Schedule 3.20(b).

(c)No Derivative Transaction, were it to be a Loan held by HCBF or any of its Subsidiaries, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List,” as such terms are defined by the FDIC’s uniform loan classification standards, or words of similar import.

Section 3.21Regulatory Capitalization.  HCBF and its Subsidiaries are “well-capitalized,” as such term is defined in the applicable state and federal rules and regulations.

Section 3.22Loans; Nonperforming and Classified Assets.

(a)HCBF Disclosure Schedule 3.22(a) identifies any written loan, loan agreement, note or borrowing arrangement and other extensions of credit (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) to which HCBF or any of its respective Subsidiaries is a party (collectively, “Loans”), under the terms of which the obligor was over sixty (60) days delinquent in payment of principal or interest as of December 31, 2016 and such list as of July 31, 2017.

(b)HCBF Disclosure Schedule 3.22(b) identifies each Loan that was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by HCBF or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder as of December 31, 2016 and such list as of July 31, 2017.

(c)HCBF Disclosure Schedule 3.22(c) identifies each asset of HCBF or any of its Subsidiaries that as of December 31, 2016 was classified as other real estate owned (“OREO”) and the book value thereof as of July 31, 2017 as well as any assets classified as OREO between December 31, 2016 and July 31, 2017 and any sales of OREO between December 31, 2016 and July 31, 2017, reflecting any gain or loss with respect to any OREO sold.

(d)Each Loan held in HCBF’s or any of its Subsidiaries’ loan portfolio (each a “HCBF Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens which have been perfected and (iii)  is a legal, valid and binding obligation of the HCBF and the obligor named therein, and, assuming due authorization, execution and delivery thereof by such obligor or obligors, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(e)All currently outstanding HCBF Loans were solicited, originated and, currently exist in material compliance with all applicable requirements of Law and the notes or other credit or security documents with respect to each such outstanding HCBF Loan are complete and correct. There are no oral modifications or amendments or additional agreements related to the HCBF Loans that are not reflected in the written records of HCBF or its Subsidiary, as applicable.  All such HCBF Loans are owned by HCBF or its Subsidiary free and clear of any Liens. No claims of defense as to the enforcement of any HCBF Loan have been asserted in writing against HCBF or any of its Subsidiaries for which there is a reasonable possibility of a material adverse determination, and HCBF has no Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable possibility of a material adverse determination to its Subsidiaries. Except as set forth in HCBF Disclosure Schedule 3.22(e), no HCBF Loans are presently serviced by third parties, and there is no obligation which could result in any HCBF Loan becoming subject to any third party servicing.

(f)Neither HCBF nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates HCBF or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of HCBF or any of its Subsidiaries, unless there is a material breach of a representation or covenant by HCBF or any of its Subsidiaries, and none of the agreements pursuant to which HCBF or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(g)Neither HCBF nor any of its Subsidiaries is now nor has it ever been since January 1, 2014, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

Section 3.23Allowance for Loan and Lease Losses.  HCBF’s allowance for loan and lease losses as reflected in each of (a) the latest balance sheet included in the Audited Financial Statements and (b) in the balance sheet as of December 31, 2016 included in the Unaudited Financial Statements, were, in the opinion of management, as of each of the dates thereof, in compliance with HCBF’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP.

Section 3.24Trust Business; Administration of Fiduciary Accounts.  Except as set forth on HCBF Disclosure Schedule 3.24, neither HCBF nor any of its Subsidiaries has offered or engaged in providing any individual or corporate trust services or administers any accounts for which it acts as a fiduciary, including, but not limited to, any accounts in which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

Section 3.25Investment Management and Related Activities.  Except as set forth in HCBF Disclosure Schedule 3.25, none of HCBF, any HCBF Subsidiary or any of their respective directors, officers or employees is required to be registered, licensed or authorized under the Laws of any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or HCBF, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

Section 3.26Repurchase Agreements.  With respect to all agreements pursuant to which HCBF or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, HCBF or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

Section 3.27Deposit Insurance.  The deposits of Harbor Community Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the fullest extent permitted by Law, and Harbor Community Bank has paid all premiums and assessments and filed all reports required by the FDIA.  No proceedings for the revocation or termination of such deposit insurance are pending or, to HCBF’s Knowledge, threatened.

Section 3.28Community Reinvestment Act, Anti-money Laundering and Customer Information Security.  Except as set forth in HCBF Disclosure Schedule 3.28, neither HCBF nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and neither HCBF nor any of its Subsidiaries is aware of or has Knowledge, that any facts or circumstances exist, which would cause HCBF or any of its Subsidiaries: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder. Furthermore, the boards of directors of HCBF and its Subsidiaries has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.

Section 3.29Transactions with Affiliates.  Except as set forth in HCBF Disclosure Schedule 3.29, there are no outstanding amounts payable to or receivable from, or advances by HCBF or any of its Subsidiaries to, and neither HCBF nor any of its Subsidiaries is otherwise a creditor or debtor to (a) any director, executive officer, five percent (5%) or greater shareholder of HCBF or any of its Subsidiaries or to any of their respective Affiliates or Associates, other than part of the normal and customary terms of such persons’ employment or service as a director with HCBF or any of its Subsidiaries and other than deposits held by Harbor Community Bank in the Ordinary Course of Business, or (b) any other Affiliate of HCBF or any of its Subsidiaries.  Except as set forth in HCBF Disclosure Schedule 3.29, neither HCBF nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors, executive officers or other Affiliates. All agreements between Harbor Community Bank and any of its Affiliates (or any company treated as an affiliate for purposes of such Law) comply, to the extent applicable, with Sections 23A and 23B of the Federal Reserve Act and Regulation W of the FRB.

Section 3.30Tangible Properties and Assets.

(a)HCBF Disclosure Schedule 3.30(a) sets forth a true, correct and complete list of all real property owned by HCBF and each of its Subsidiaries.  Except as set forth in HCBF Disclosure Schedule 3.30(a), HCBF or its Subsidiaries has good, valid and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent, and (ii) easements, rights of way, and other similar Liens that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties.  Except as set forth on HCBF Disclosure Schedule 3.30(a), there is no pending or, to HCBF’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the real property that HCBF or any of its Subsidiaries owns, uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain. True and complete copies of all deeds or other documentation evidencing ownership of the real properties set forth in HCBF Disclosure Schedule 3.30(a), and complete copies of the title insurance policies and surveys for each property, together with any mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to CenterState.

(b)HCBF Disclosure Schedule 3.30(b) sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which HCBF or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and neither HCBF nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. There has not occurred any event and no condition exists that would constitute a termination event or a breach by HCBF or any of its Subsidiaries of, or default by HCBF or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease. To HCBF’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease.  HCBF and each of its Subsidiaries have paid all rents and other charges to the extent due under the Leases. True and complete copies of all leases for, or other documentation evidencing ownership of or a leasehold interest in, the properties listed in HCBF Disclosure Schedule 3.30(b), have been furnished or made available to CenterState.

(c)All buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the owned real property or the subject of the Leases are in good condition and repair (normal wear and tear excepted) and sufficient for the operation of the business of HCBF and its Subsidiaries.

Section 3.31Intellectual Property.  HCBF Disclosure Schedule 3.31 sets forth a true, complete and correct list of all HCBF Intellectual Property.  HCBF or its Subsidiaries owns or has a valid license to use all HCBF Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). The HCBF Intellectual Property constitutes all of the

Intellectual Property necessary to carry on the business of HCBF and its Subsidiaries as currently conducted. The HCBF Intellectual Property is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither HCBF nor any of its Subsidiaries has received notice challenging the validity or enforceability of HCBF Intellectual Property.  None of HCBF or any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by HCBF of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which HCBF or any of its Subsidiaries is a party and pursuant to which HCBF or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software, and neither HCBF nor any of its Subsidiaries has received notice challenging HCBF’s or any of its Subsidiaries’ license or legally enforceable right to use any such third-party intellectual property rights.  The consummation of the transactions contemplated hereby will not result in the material loss or impairment of the right of HCBF or any of its Subsidiaries to own or use any of HCBF Intellectual Property.

Section 3.32Insurance.

(a)HCBF Disclosure Schedule 3.32(a) identifies all of the insurance policies, binders, or bonds currently maintained by HCBF and its Subsidiaries (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $10,000.  HCBF and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of HCBF reasonably has determined to be prudent in accordance with industry practices.  All of the Insurance Policies are in full force and effect, neither HCBF nor any Subsidiary has received notice of cancellation of any of the Insurance Policies or is otherwise aware that any insurer under any of the Insurance Policies has expressed an intent to cancel any such Insurance Policies, and neither HCBF nor any of its Subsidiaries is in default thereunder, and all claims thereunder have been filed in due and timely fashion in all material respects.

(b)HCBF Disclosure Schedule 3.32(b) sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by HCBF or its Subsidiaries, including the value of its BOLI as of the end of the month prior to the date hereof.  The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Financial Statements in accordance with GAAP.  All BOLI is owned solely by Harbor Community Bank, no other Person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under HCBF’s BOLI.  Neither HCBF nor any of HCBF’s Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.

Section 3.33Antitakeover Provisions.  No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby.

Section 3.34HCBF Information.  The information relating to HCBF and its Subsidiaries that is provided by or on behalf of HCBF for inclusion in the Proxy Statement-Prospectus and the Registration Statement will not (with respect to the Proxy Statement-

Prospectus, as of the date the Proxy Statement-Prospectus is first mailed to HCBF’s shareholders, and as of the date of the HCBF Meeting, with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement-Prospectus relating to HCBF and HCBF’s Subsidiaries and other portions thereof within the reasonable control of HCBF and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder.

Section 3.35Transaction Costs.  HCBF Disclosure Schedule 3.35 sets forth attorneys’ fees, investment banking fees, accounting fees and other costs or fees of HCBF and its Subsidiaries that, based upon reasonable inquiry, are expected to be paid or accrued through the Closing Date in connection with the Merger and the other transactions contemplated by this Agreement.

Article IV

REPRESENTATIONS AND WARRANTIES OF CENTERSTATE

Except as set forth in the disclosure schedule delivered by CenterState to HCBF prior to or concurrently with the execution of this Agreement with respect to each such Section below (the “CenterState Disclosure Schedule”), CenterState hereby represents and warrants to HCBF as follows:

Section 4.01Organization and Standing.  Each of CenterState and its Subsidiaries is (a) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and (b) is duly licensed or qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect with respect to CenterState.

Section 4.02Capital Stock.  The authorized capital stock of CenterState consists of  100,000,000 shares of CenterState Common Stock, and 5,000,000 shares of preferred stock.  As of the date hereof, 60,030,792 shares of CenterState Common Stock were issued and outstanding and no shares of preferred stock were issued and outstanding. The outstanding shares of CenterState Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any CenterState shareholder. The shares of CenterState Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights.  All shares of CenterState’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws.

Section 4.03Corporate Power.  CenterState and each of its Subsidiaries has the corporate or similar power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and CenterState has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the Regulatory Approvals.

Section 4.04Corporate Authority.  Subject only to the receipt of the Requisite CenterState Shareholder Approval at the CenterState Meeting, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of CenterState on or prior to the date hereof.  CenterState has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by HCBF, this Agreement is a valid and legally binding obligation of CenterState, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 4.05SEC Documents; Financial Statements.

(a)CenterState has filed all required reports, forms, schedules, registration statements and other documents with the SEC that it has been required to file since December 31, 2014 (the “CenterState Reports”), and has paid all fees and assessments due and payable in connection therewith.  As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the CenterState Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such CenterState Reports, and none of the CenterState Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)The consolidated financial statements of CenterState (including any related notes and schedules thereto) included in the CenterState Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of CenterState and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown.

(c)CenterState (x) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the

Exchange Act, and (y) has disclosed, based on its most recent evaluation, to its outside auditors and the audit committee of CenterState’s board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect CenterState’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in CenterState’s internal control over financial reporting.

Section 4.06Regulatory Reports.  Since January 1, 2014, CenterState and each of its Subsidiaries has timely filed with the OCC, the FRB and any other applicable Governmental Authority, all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2014 under applicable Law (other than CenterState Reports) and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect with respect to CenterState. Except for normal examinations conducted by a Governmental Authority in the regular course of the business of CenterState and its Subsidiaries, no Governmental Authority has notified CenterState that it has initiated or has pending any proceeding or, to the Knowledge of CenterState threatened an investigation into the business or operations of CenterState or any of its Subsidiaries since January 1, 2014, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to CenterState.  There is no unresolved violation, criticism or exception by any Governmental Authority with respect to any report filed by, or relating to any examinations or inspections by any such Governmental Authority of CenterState or any of its Subsidiaries which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to CenterState.

Section 4.07Regulatory Approvals; No Defaults.  No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by CenterState or any of its Subsidiaries in connection with the execution, delivery or performance by CenterState of this Agreement or to consummate the transactions contemplated by this Agreement, including the Bank Merger, except for (i) the Requisite CenterState Shareholder Approval, (ii) the Regulatory Approvals, (iii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4, (iv) the filing of the Articles of Merger contemplated by Section 1.05(a) and the filing of documents with the FDIC, the OCC, applicable state banking agencies, the Department of State of the State of Florida and the Secretary of State of the State of Florida to cause the Bank Merger to become effective, (v) such other filings and reports as required pursuant to the Exchange Act and the rules and regulations promulgated thereunder, or applicable stock exchange requirements, (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO and the rules of the NASDAQ and (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of CenterState Common Stock pursuant to this Agreement and approval of listing of such CenterState Common Stock on the NASDAQ.  Subject to the receipt of the approvals referred to in the preceding sentence and the Requisite CenterState Shareholder Approval, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by CenterState do not and will not, (1) constitute a breach or violation of, or a default under, the articles of incorporation and bylaws of CenterState, (2) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CenterState or any of its Subsidiaries, or any of their respective properties or assets, (3) violate, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of CenterState or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which CenterState or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.  As of the date hereof, CenterState is not aware of any reason why the Regulatory Approvals and other necessary consents and approvals will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

Section 4.08CenterState Information.  The information relating to CenterState and its Subsidiaries that is supplied by or on behalf of CenterState for inclusion or incorporation by reference in the Proxy Statement-Prospectus and the Registration Statement will not (with respect to the Proxy Statement-Prospectus, as of the date the Proxy Statement-Prospectus is first mailed to CenterState’s shareholders, and as of the date of the CenterState Meeting, with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that any information contained in any CenterState Report as of a later date shall be deemed to modify information as of an earlier date.

Section 4.09Absence of Certain Changes or Events.  Except as reflected or disclosed in CenterState’s Annual Report on Form 10-K for the year ended December 31, 2016 or in the CenterState Reports since December 31, 2016, as filed with the SEC, there has been no change or development with respect to CenterState and its assets and business or combination of such changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to CenterState.

Section 4.10Compliance with Laws.

(a)CenterState and each of its Subsidiaries is, and have been since January 1, 2014, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans.  Neither CenterState nor any of its Subsidiaries has been advised of any supervisory concerns regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.

(b)CenterState and each of its Subsidiaries have all material permits, licenses, authorizations, orders and approvals of, and each has made all filings and applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted.  All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to CenterState’s Knowledge, no suspension or cancellation of any of them is threatened.

(c)Neither CenterState nor any of its Subsidiaries has received, since January 1, 2014, written or, to CenterState’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization.

Section 4.11CenterState Regulatory Matters.

(a)CenterState is regulated as a financial holding company under the Bank Holding Company Act of 1956.

(b)The deposit accounts of CenterState Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to CenterState’s Knowledge, threatened.  CenterState Bank received a rating of "satisfactory" in its most recent examination under the Community Reinvestment Act.

(c)Since January 1, 2014, neither CenterState nor any of its Subsidiaries is party to, or the subject of, any cease-and-desist order, consent order, written agreement, order for civil money penalty, refund, restitution, prompt corrective action directive, memorandum of understanding, supervisory letter, individual minimum capital requirement, operating agreement, or any other formal or informal enforcement action issued or required by, or entered into with, any Governmental Authority.  Neither CenterState nor any of its Subsidiaries has made, adopted, or implemented any commitment, board resolution, policy, or procedure at the request or recommendation of any Governmental Authority that limits in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its payment of dividends or distribution of capital, its credit or risk management, its compliance program, its management, its growth, or its business. Neither CenterState nor any of its Subsidiaries has Knowledge that any Governmental Authority is considering issuing, initiating, ordering, requesting, recommending, or otherwise proceeding with any of the items referenced in this paragraph.

(d)Except for examinations of CenterState and its Subsidiaries conducted by their respective primary functional regulators in the Ordinary Course of Business, no Governmental Authority has initiated, threatened, or has pending any proceeding or, to the Knowledge of CenterState, any inquiry or investigation into the business or operations of CenterState or any of its Subsidiaries, except where such proceeding, inquiry, or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to CenterState or to prevent or materially delay receipt of the Regulatory Approvals.

(e)There is no unresolved violation, apparent violation, criticism, matter requiring attention, recommendation, or exception cited, made, or threatened by any Governmental Authority in any report of examination, report of inspection, supervisory letter or other communication with CenterState or any of its Subsidiaries that (i) would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to CenterState or (ii) would reasonably be likely to prevent or materially delay the receipt of the Regulatory Approvals.

Section 4.12Brokers.  Neither CenterState nor any of its officers, directors or any of its Subsidiaries has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that CenterState has engaged, and will pay a fee or commission to Keefe, Bruyette & Woods, Inc.

Section 4.13Tax Matters.

(a)Each of CenterState and its Subsidiaries has filed all material Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All material Taxes due and owing by CenterState or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Since January 1, 2014, neither CenterState nor any of its Subsidiaries has received written notice of any claim by any Governmental Authority in a jurisdiction where CenterState or such Subsidiary does not file Tax Returns that it is or may be subject to Taxes by that jurisdiction. There are no material Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP) upon any of the assets of CenterState or any of its Subsidiaries.

(b)No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or pending or threatened in writing, in each case, with respect to a material amount of Taxes of CenterState or any of its Subsidiaries. Neither CenterState nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where CenterState or any of its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review with respect to Taxes or (ii) notice of deficiency or proposed adjustment for any amount of material Tax proposed, asserted, or assessed by any taxing authority against CenterState or any of its Subsidiaries which, in either case (i) or (ii), have not been fully paid or settled.

(c)Since December 31, 2016, neither CenterState nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business.

(d)Neither CenterState nor any of its Subsidiaries has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Regulations in any tax year for which the statute of limitations has not expired.

(e)Neither CenterState nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent the Merger or the Bank Merger from qualifying for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.14Regulatory Capitalization.  CenterState and its Subsidiaries are “well-capitalized,” as such term is defined in the applicable state and federal rules and regulations.

Section 4.15No Financing.  CenterState has and will have as of the Effective Time, without having to resort to external sources, sufficient capital to effect the transactions contemplated by this Agreement.

Article V

COVENANTS

Section 5.01Covenants of HCBF.  During the period from the date of this Agreement and continuing until the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as expressly contemplated or permitted by this Agreement (including as set forth in the HCBF Disclosure Schedule), required by Law or with the prior written consent of CenterState (which consent shall not be unreasonably withheld, conditioned or delayed), HCBF shall carry on its business, including the business of each of its Subsidiaries, in the Ordinary Course of Business in all material respects and consistent with prudent banking practice.  Without limiting the generality of the foregoing, (A) with respect to Section 5.01(q)(i), Section 5.01(r) and Section 5.01(s), if CenterState shall not have disapproved of HCBF’s request in writing within two (2) Business Days upon receipt of such written request from HCBF, then such request shall be deemed to be approved by CenterState, and (B) HCBF will use commercially reasonable efforts to (i) preserve its business organizations and assets intact, (ii) keep available to itself and CenterState the present services of the current officers and employees of HCBF and its Subsidiaries, (iii) preserve for itself and CenterState the goodwill of its customers, employees, lessors and others with whom business relationships exist, (iv) continue diligent collection efforts with respect to any delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans.  Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except (x) as set forth in HCBF Disclosure Schedule 5.01, (y) as otherwise expressly required by this Agreement, or (z) consented to in writing by CenterState (which consent shall not be unreasonably withheld, conditioned or delayed), HCBF shall not and shall not permit its Subsidiaries to:

(a)Stock.  (i) Except as set forth in HCBF Disclosure Schedule 5.01(a), issue, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock (except for issuances of HCBF Common Stock upon the exercise of HCBF Stock Options outstanding on the date hereof and included in HCBF Disclosure Schedule 3.02(b)), any Rights, any new award or grant under the HCBF Stock Plans or otherwise, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (ii) except as expressly permitted by this Agreement, accelerate the vesting of any existing Rights, or (iii) except as expressly permitted by this Agreement, directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other  securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any Rights issued and outstanding prior to the Effective Time (other than the acquisition of shares of HCBF Common Stock from a holder of HCBF Stock Options in satisfaction of withholding obligations or in payment of the exercise price, as may be permitted pursuant to HCBF Stock Plans or the applicable award agreements).

(b)Dividends; Other Distributions.  Make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for dividends from wholly owned Subsidiaries to HCBF.

(c)Compensation; Employment Agreements, Etc.  Enter into or amend or renew any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any director, officer or employee of HCBF or any of its Subsidiaries, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except (i) normal increases in base salary to employees in the Ordinary Course of Business and pursuant to policies currently in effect, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than 5% for any individual or 3% in the aggregate for all employees of HCBF or any of its Subsidiaries other than as disclosed in HCBF Disclosure Schedule 5.01(c), (ii) as may be required by Law, (iii) to satisfy contractual obligations existing or contemplated as of the date hereof, as previously disclosed to CenterState and set forth in HCBF Disclosure Schedule 5.01(c).

(d)Hiring.  Hire any person as an employee of HCBF or any of its Subsidiaries, except for at-will employees at an annual rate of base salary not to exceed $100,000 to fill vacancies that may arise from time to time in the Ordinary Course of Business.

(e)Benefit Plans.  Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable Law, subject to the provision of prior written notice to and consultation with respect thereto with CenterState, (ii) to satisfy contractual obligations existing as of the date hereof and set forth in HCBF Disclosure Schedule 5.01(e), (iii) as previously disclosed to CenterState and set forth in HCBF Disclosure Schedule 5.01(e), or (iv) as may be required pursuant to the terms of this Agreement) any HCBF Benefit Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of HCBF or any of its Subsidiaries.

(f)Transactions with Affiliates.  Except pursuant to agreements or arrangements in effect on the date hereof and set forth in HCBF Disclosure Schedule 5.01(f), pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or Associates  of any of its officers or directors other than compensation or business expense advancements or reimbursements in the Ordinary Course of Business.

(g)Dispositions.  Except as set forth on HCBF Disclosure Schedule 5.01(g) or in the Ordinary Course of Business, sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to HCBF or any of its Subsidiaries.

(h)Acquisitions.  Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, debt, business, deposits or properties of any other entity or Person, except for purchases specifically approved by CenterState pursuant to any other applicable paragraph of this Section 5.01.

(i)Capital Expenditures.  Make any capital expenditures in amounts exceeding $50,000 individually, or $250,000 in the aggregate.

(j)Governing Documents.  Amend HCBF’s articles of incorporation or bylaws or any equivalent documents of HCBF’s Subsidiaries.

(k)Accounting Methods.  Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Laws or GAAP or applicable accounting requirements of any Governmental Authority, in each case, including changes in the interpretation or enforcement thereof.

(l)Contracts.  Except as set forth in HCBF Disclosure Schedule 5.01(l), enter into, amend, modify, terminate, extend, or waive any material provision of, any HCBF Material Contract, Lease or Insurance Policy, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease, license or contract, other than normal renewals of contracts, licenses and leases without material adverse changes of terms with respect to HCBF or any of its Subsidiaries, or enter into any contract that would constitute a HCBF Material Contract if it were in effect on the date of this Agreement, except for any amendments, modifications or terminations requested by CenterState.

(m)Claims.  Other than settlement of foreclosure actions in the Ordinary Course of Business, (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which HCBF or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement or agreement involves payment by

HCBF or any of its Subsidiaries of an amount which exceeds $100,000 individually or $200,000 in the aggregate and/or would impose any material restriction on the business of HCBF or any of its Subsidiaries or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations.

(n)Banking Operations.  (i) Enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law, regulation or policies imposed by any Governmental Authority; (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, its hedging practices and policies; and (iv) incur any material liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the Ordinary Course of Business.

(o)Derivative Transactions.  Enter into any Derivative Transaction.

(p)Indebtedness.  Incur any indebtedness for borrowed money other than in the Ordinary Course of Business consistent with past practice with a term not in excess of twelve (12) months (other than creation of deposit liabilities or sales of certificates of deposit in the Ordinary Course of Business), or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the Ordinary Course of Business and in accordance with the restrictions set forth in Section 5.01(s).

(q)Investment Securities.  (i) Other than in accordance with HCBF’s investment guidelines, acquire, sell or otherwise dispose of any debt security or equity investment or any certificates of deposits issued by other banks, nor (ii) change the classification method for any of the HCBF Investment Securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity,” as those terms are used in ASC 320.

(r)Deposits.  Other than in the Ordinary Course of Business, make any changes to deposit pricing.

(s)Loans.  Except for loans or extensions of credit approved and/or committed as of the date hereof that are listed in HCBF Disclosure Schedule 5.01(s), (i) make, renew, renegotiate, increase, extend or modify any (A) unsecured loan, if the amount of such unsecured loan, together with any other outstanding unsecured loans made by HCBF or any of its Subsidiaries to such borrower or its Affiliates, would be in excess of $250,000, in the aggregate, (B) loan secured by other than a first lien in excess of $500,000, (C) loan in excess of FFIEC regulatory guidelines relating to loan to value ratios, (D) loan secured by a first lien residential mortgage and with no loan policy exceptions in excess of $750,000, (E) secured loan over $2,000,000, (F) any loan that is not made in conformity with HCBF’s ordinary course lending policies and guidelines in effect as of the date hereof, or (G) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower of HCBF or any of its Subsidiaries (without regard to whether such other loans have been advanced or remain to be advanced) to exceed $2,000,000, (ii) sell any loan or loan pools in excess of $1,000,000 in principal amount or sale price (other than residential mortgage loan pools sold in the Ordinary Couse of Business), or (iii) acquire any servicing rights, or sell or otherwise transfer any loan where HCBF or any of its Subsidiaries retains any servicing rights. Any loan in excess of the limits set forth in this Section 5.01(s) shall require the prior written approval of the President or Chief Credit Officer or Credit Administrator of CenterState Bank.  Notwithstanding the foregoing, HCBF may, without obtaining the prior written approval of CenterState Bank (i) effect any modification to a loan or extension of credit that is not rated “substandard” or lower; (ii) extend the loan maturity or renew loans rated “watch” or “special  mention” for no more than three years, where no additional credit is extended, or grant payment deferrals up to six months and renew loans rated “watch” or better where no additional credit is extended; (iii) extend the loan maturity or renew loans rated “substandard” for no more than two years, where no additional credit is extended; and (iv) renew for up to two years any unsecured loan of less than $300,000, where no additional credit is extended.  HCBF shall not effect any collateral release for any loan rated “watch” or lower without the prior approval of CenterState Bank.

(t)Investments or Developments in Real Estate.  Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by HCBF or its Subsidiaries.

(u)Taxes.  Except as required by applicable Law or in the Ordinary Course of Business, make or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement with respect to Taxes, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, provided that, for purposes of this Section 5.01(u), “material” means affecting or relating to $100,000 or more in Taxes or $200,000 or more of taxable income.

(v)Adverse Actions. Take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair HCBF’s ability to consummate the Merger or the transactions contemplated by this Agreement or (ii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.01.

(w)Capital Stock Purchase.  Directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(x)Facilities.  Except as set forth in HCBF Disclosure Schedule 5.01(x) or as required by Law, file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility, except for any change that may be requested by CenterState.

(y)Restructure.  Merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries.

(z)Commitments.  (i) Enter into any contract with respect to, or otherwise agree or commit to do, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing or (ii) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law.

Section 5.02Covenants of CenterState.

(a)Affirmative Covenants.  From the date hereof until the Effective Time, CenterState will carry on its business consistent with prudent banking practices and in compliance in all material respects with all applicable Laws.

(b)Negative Covenants.  From the date hereof until the Effective Time, CenterState shall not and shall not permit any of its Subsidiaries to take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair CenterState’s ability to consummate the Merger or the transactions contemplated by this Agreement or (ii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.02.

Section 5.03Commercially Reasonable Efforts.  Subject to the terms and conditions of this Agreement, each of the Parties agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VI, and shall reasonably cooperate with the other Party to that end.

Section 5.04Shareholder Approval.

(a)HCBF Shareholder Approval.

(i)Following the execution of this Agreement, HCBF shall take, in accordance with applicable Law and the articles of incorporation and bylaws of HCBF, all action necessary to convene a special meeting of its shareholders as promptly as practicable to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by HCBF’s shareholders in order to permit consummation of the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “HCBF Meeting”) and shall take all lawful action to solicit such approval by such shareholders.  HCBF shall use its reasonable best efforts to obtain the Requisite HCBF Shareholder Approval to consummate the Merger and the other transactions contemplated hereby, and shall ensure that the HCBF Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by HCBF in connection with the HCBF Meeting are solicited in compliance with the FBCA, the articles of incorporation and bylaws of HCBF, and all other applicable legal requirements.  Except with the prior approval of CenterState, no other matters shall be submitted for the approval of HCBF shareholders at the HCBF Meeting.

(ii)Except to the extent provided otherwise in Section 5.08(a), the board of directors of HCBF shall at all times prior to and during the HCBF Meeting recommend approval of this Agreement by the shareholders of HCBF and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by HCBF’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “HCBF Recommendation”) and shall not withhold, withdraw, amend, modify, change or qualify such recommendation in a manner adverse in any respect to the interests of CenterState or take any other action or make any other public statement inconsistent with such recommendation and the Proxy Statement-Prospectus shall include the HCBF Recommendation.  In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite HCBF Shareholder Approval, HCBF will not adjourn or postpone the HCBF Meeting unless HCBF is advised by counsel that failure to do so would result in a breach of the fiduciary duties of the board of directors of HCBF.  HCBF shall keep CenterState updated with respect to the proxy solicitation results in connection with the HCBF Meeting as reasonably requested by CenterState.

(b)CenterState Shareholder Approval.

(i)Following the execution of this Agreement, CenterState shall take, in accordance with applicable Law, applicable rules of NASDAQ and the articles of incorporation and bylaws of CenterState, all action necessary to convene a meeting of its shareholders as promptly as practicable to consider and vote upon the issuance of CenterState Common Stock in the Merger as contemplated hereby and any other matter required to be approved by the shareholders of CenterState in order to consummate the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “CenterState Meeting”).

(ii)CenterState shall use its reasonable best efforts to obtain the Requisite CenterState Shareholder Approval to consummate the Merger and the other transactions contemplated hereby, and shall ensure that the CenterState Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by CenterState in connection with the CenterState Meeting are solicited in compliance with the FBCA, the articles of incorporation and bylaws of CenterState, and all other applicable legal requirements. CenterState shall keep HCBF updated with respect to the proxy solicitation results in connection with the CenterState Meeting as reasonably requested by HCBF. CenterState’s board of directors shall recommend that CenterState’s shareholders vote to approve the issuance of the CenterState Common Stock in the Merger as contemplated hereby and any other matters required to be approved by CenterState’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “CenterState Recommendation”), and the Proxy Statement-Prospectus shall include the CenterState Recommendation.

Section 5.05Registration Statement; Proxy Statement-Prospectus; NASDAQ Listing.

(a)CenterState and HCBF agree to cooperate in the preparation of the Registration Statement to be filed by CenterState with the SEC in connection with the issuance of CenterState Common Stock in the transactions contemplated by this Agreement (including the Proxy Statement-Prospectus and all related documents). HCBF shall use its reasonable best efforts to deliver to CenterState such financial statements and related analysis of HCBF, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of HCBF, as may be required in order to file the Registration Statement, and any other report required to be filed by CenterState with the SEC, in each case, in compliance with applicable Laws, and shall, as promptly as practicable following execution of this Agreement, prepare and deliver drafts of such information to CenterState to review. Each of CenterState and HCBF agree to use their respective commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof.  CenterState also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. HCBF agrees to cooperate with CenterState and CenterState’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from HCBF’s independent auditors in connection with the Registration Statement and the Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, HCBF, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to its shareholders.

(b)CenterState will advise HCBF, promptly after CenterState receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of CenterState Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or upon the receipt of any comments (whether written or oral) from the SEC or its staff.  CenterState will provide HCBF and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement-Prospectus, and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and CenterState will provide HCBF and its counsel with a copy of all such filings made with the SEC.  If at any time prior to the HCBF Meeting there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement-Prospectus or the Registration Statement, CenterState shall use its commercially reasonable efforts to promptly prepare and file such amendment or supplement with the SEC (if required under applicable Law) and cooperate with HCBF to mail such amendment or supplement to HCBF shareholders (if required under applicable Law).

(c)CenterState will use its commercially reasonable efforts to cause the shares of CenterState Common Stock to be issued in connection with the transactions contemplated by this Agreement to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

Section 5.06Regulatory Filings; Consents.

(a)Each of CenterState and HCBF and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (i) to prepare all documentation (including the Registration Statement and the Proxy Statement-Prospectus), to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, the Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger in the manner contemplated herein, including, without limitation, the final consent of the FDIC to the assignment, assumption and transfer of all purchase and assumption and related loss-share agreements, that have not been terminated, between Harbor Community Bank and the FDIC, as receiver and acting in its corporate capacity (collectively, the “FDIC Agreements”), to CenterState and CenterState Bank, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable; provided, however, notwithstanding the foregoing or anything to the contrary in this Agreement, nothing contained herein shall be deemed to require CenterState or any of its Subsidiaries or HCBF or any of its Subsidiaries to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of any Governmental Authority that would reasonably be likely to have a material and adverse effect (measured on a scale relative to HCBF) on the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties or business of CenterState, HCBF, the Surviving Entity or the Surviving Bank, after giving effect to the Merger (“Burdensome Condition”); provided, further, that those actions set forth on CenterState Disclosure Schedule 5.06 shall not constitute a “Burdensome Condition.”  CenterState and HCBF will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of CenterState or HCBF to any Governmental Authority in connection with the transactions contemplated by this Agreement. Each Party shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, CenterState and HCBF shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.

(b)HCBF will use its commercially reasonable efforts, and CenterState shall reasonably cooperate with HCBF at HCBF’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described on HCBF Disclosure Schedule 3.12(c). Each Party will notify the other Party promptly and shall promptly furnish the other Party with copies of notices or other communications received by such Party or any of its Subsidiaries of any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such Party, its Subsidiaries or its representatives).  HCBF will consult with CenterState and its representatives as often as practicable under the circumstances so as to permit HCBF and CenterState and their respective representatives to cooperate to take appropriate measures to obtain such consents and avoid or mitigate any adverse consequences that may result from the foregoing.

Section 5.07Publicity.  CenterState and HCBF shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other Party, which shall not be unreasonably delayed or withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of counsel be required by Law or the rules and regulations of any stock exchanges. It is understood that CenterState shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.08Access; Current Information.

(a)For the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, upon reasonable notice and subject to applicable Laws, HCBF agrees to afford CenterState and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours at any time and from time to time throughout the period prior to the Effective Time to HCBF’s and its Subsidiaries’ books, records (including, without limitation, Tax Returns and work papers of independent auditors), information technology systems, business, properties and personnel and to such other information relating to them as CenterState may reasonably request and HCBF shall use its commercially reasonable efforts to provide any appropriate notices to employees and/or customers in accordance with applicable Law and HCBF’s privacy policy and, during such period, HCBF shall furnish to CenterState, upon CenterState’s reasonable request, all such other information concerning the business, properties and personnel of HCBF and its Subsidiaries that is substantially similar in scope to the information provided to CenterState in connection with its diligence review prior to the date of this Agreement.

(b)As promptly as reasonably practicable after they become available, HCBF will furnish to CenterState copies of the board packages distributed to the board of directors of HCBF or any of its Subsidiaries, and minutes from the meetings thereof, copies of any internal management financial control reports showing actual financial performance against plan and previous period, and copies of any reports provided to the board of directors of HCBF or any committee thereof relating to the financial performance and risk management of HCBF.

(c)During the period from the date of this Agreement to the Effective Time, at the reasonable request of either Party, the other Party will cause one or more of its designated representatives to confer with representatives of the requesting Party and to report the general status of the ongoing operations of the other Party and its Subsidiaries. Without limiting the foregoing, HCBF agrees to provide to CenterState (i) a copy of each report filed by HCBF or any of its Subsidiaries with a Governmental Authority, (ii) a copy of HCBF’s monthly loan trial balance, and (iii) a copy of HCBF’s monthly statement of condition and profit and loss statement and, if requested by CenterState, a copy of HCBF’s daily statement of condition and daily profit and loss statement, in each case, which shall be provided as promptly as reasonably practicable after it is filed or prepared, as applicable

(d)No investigation by CenterState or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of HCBF set forth in this Agreement, or the conditions to the respective obligations of CenterState and HCBF to consummate the transactions contemplated hereby.

(e)Notwithstanding anything to the contrary in this Section 5.08, HCBF shall not be required to copy CenterState on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby, that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality (including any confidential supervisory information) or any other matter that HCBF’s board of directors has been advised by counsel that such distribution to CenterState may violate a confidentiality obligation or fiduciary duty or any Law or regulation, or may result in a waiver of HCBF’s attorney-client privilege.  In the event any of the restrictions in this Section 5.08(e) shall apply, HCBF shall use its commercially reasonable efforts to provide appropriate consents, waivers, decrees and approvals necessary to satisfy any confidentiality issues relating to documents prepared or held by third parties (including work papers), the Parties will make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws.

Section 5.09No Solicitation by HCBF; Superior Proposals.

(a)HCBF shall not, and shall cause its Subsidiaries and each of their respective officers, directors and employees not to, and will not authorize any investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents of HCBF or any of HCBF’s Subsidiaries (collectively, the “HCBF Representatives”) to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than CenterState) any information or data with respect to HCBF or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which HCBF is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal.  Any violation of the foregoing restrictions by any of the HCBF Representatives, whether or not such HCBF Representative is so authorized and whether or not such HCBF Representative is purporting to act on behalf of HCBF or otherwise, shall be deemed to be a breach of this Agreement by HCBF.  HCBF and its Subsidiaries shall, and shall cause each of the HCBF Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from CenterState), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.

For purposes of this Agreement, “Acquisition Transaction” means (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving HCBF or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, a significant portion of the assets of HCBF or any of its Subsidiaries; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of HCBF or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of HCBF or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited Acquisition Proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and HCBF or any of its Subsidiaries, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding HCBF Common Stock or more than 50% of the assets of HCBF and its Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities and (ii) that the board of directors of HCBF reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such Acquisition Proposal, and (B) taking into account any changes to this Agreement proposed by CenterState in response to such Acquisition Proposal, as contemplated by Section 5.09(c), and all financial, legal, regulatory and other aspects of such takeover proposal, including all conditions contained therein and the person making such proposal, is more favorable to the shareholders of HCBF from a financial point of view than the Merger.

(b)Notwithstanding Section 5.09(a) or any other provision of this Agreement, prior to the date of the HCBF Meeting, HCBF may take any of the actions described in Section 5.09(a) if, but only if, (i) HCBF has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of Section 5.09(a); (ii) the board of directors of HCBF reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) it is reasonably necessary to take such actions to comply with its fiduciary duties to HCBF’s shareholders under applicable Law; (iii) HCBF has provided CenterState with at least three (3) Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to HCBF or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, HCBF receives from such Person a confidentiality agreement with terms no less favorable to HCBF than those contained in the confidentiality agreement with CenterState.  HCBF shall promptly provide to CenterState any non-public information regarding HCBF or its Subsidiaries provided to any other Person which was not previously provided to CenterState, such additional information to be provided no later than the date of provision of such information to such other party.

(c)HCBF shall promptly (and in any event within twenty-four (24) hours) notify CenterState in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, HCBF or the HCBF Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement).  HCBF agrees that it shall keep CenterState informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d)Neither the board of directors of HCBF nor any committee thereof shall (i) withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to CenterState in connection with the transactions contemplated by this Agreement (including the Merger), the HCBF Recommendation, fail to reaffirm the HCBF Recommendation within three (3) Business Days following a request by CenterState, or make any statement, filing or release, in connection with the HCBF Meeting or otherwise, inconsistent with the HCBF Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the HCBF Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause HCBF or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.09(b)) or (B) requiring HCBF to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e)Notwithstanding Section 5.09(d), prior to the date of the HCBF Meeting, the board of directors of HCBF may withdraw, qualify, amend or modify the HCBF Recommendation (a “HCBF Subsequent Determination”) after the fifth (5th) Business Day following CenterState’s receipt of a notice (the “Notice of Superior Proposal”) from HCBF advising CenterState that the board of directors of HCBF has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of Section 5.09(a)) constitutes a Superior Proposal if, but only if, (i) the board of directors of HCBF has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that it is reasonably necessary to take such actions to comply with its fiduciary duties to HCBF’s shareholders under applicable Law, (ii) during the five (5) Business Day period after receipt of the Notice of Superior Proposal by CenterState (the “Notice Period”), HCBF and the board of directors of HCBF shall have cooperated and negotiated in good faith with CenterState to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable HCBF to proceed with the HCBF Recommendation without a HCBF Subsequent Determination; provided, however, that CenterState shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice

Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by CenterState since its receipt of such Notice of Superior Proposal, the board of directors of HCBF has again in good faith made the determination (A) in clause (i) of this Section 5.09(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal.  In the event of any material revisions to the Superior Proposal, HCBF shall be required to deliver a new Notice of Superior Proposal to CenterState and again comply with the requirements of this Section 5.09(e), except that the Notice Period shall be reduced to three (3) Business Days.

(f)Notwithstanding any HCBF Subsequent Determination, this Agreement shall be submitted to HCBF’s shareholders at the HCBF Meeting for the purpose of voting on the approval of this Agreement and the transactions contemplated hereby (including the Merger) and nothing contained herein shall be deemed to relieve HCBF of such obligation; provided, however, that if the board of directors of HCBF shall have made a HCBF Subsequent Determination with respect to a Superior Proposal, then the board of directors of HCBF may recommend approval of such Superior Proposal by the shareholders of HCBF and may submit this Agreement to HCBF’s shareholders without recommendation, in which event the board of directors of HCBF shall communicate the basis for its recommendation of such Superior Proposal and the basis for its lack of a recommendation with respect to this Agreement and the transactions contemplated hereby to HCBF’s shareholders in the Proxy Statement-Prospectus or an appropriate amendment or supplement thereto.

(g)Nothing contained in this Section 5.09 shall prohibit HCBF or the board of directors of HCBF from complying with HCBF’s obligations required under Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed a change in the HCBF Recommendation unless the board of directors of HCBF reaffirms the HCBF Recommendation in such disclosure.

Section 5.10Indemnification.

(a)For a period of six (6) years from and after the Effective Time, and in any event subject to the provisions of Section 5.10(b)(iv), CenterState shall indemnify and hold harmless the present and former directors and officers of HCBF and its Subsidiaries (the “Indemnified Parties”), against all costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages, or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative arising out of actions or omissions of such persons in the course of performing their duties for HCBF or such Subsidiary occurring at or before the Effective Time (including the transactions contemplated by this Agreement) (each a “Claim”), to the same extent as such persons have the right to be indemnified pursuant to the articles of incorporation or bylaws of HCBF or similar governing documents of such Subsidiary in effect on the date of this Agreement, to the extent permitted by applicable Law.

(b)Any Indemnified Party wishing to claim indemnification under this Section 5.10 shall promptly notify CenterState upon learning of any Claim, provided that, failure to so notify shall not affect the obligation of CenterState under this Section 5.10, unless, and only to the extent that, CenterState is materially prejudiced in the defense of such Claim as a consequence.  In the event of any such Claim (whether asserted or claimed prior to, at or after the Effective Time), (i) CenterState shall have the right to assume the defense thereof and CenterState shall not be liable to such Indemnified Parties for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) CenterState shall not be liable for any settlement effected without its prior written consent and (iv) CenterState shall have no obligation hereunder to any Indemnified Party if such indemnification would be in violation of any applicable federal or state banking Laws or regulations, or in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws and regulations, whether or not related to banking Laws.

(c)For a period of six (6) years following the Effective Time, CenterState will use its commercially reasonable efforts to provide director’s and officer’s liability insurance (herein, “D&O Insurance”) that serves to reimburse the present and former officers and directors of HCBF or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as that coverage currently provided by HCBF; provided that, if CenterState is unable to maintain or obtain the insurance called for by this Section 5.10, CenterState will provide as much comparable insurance as is reasonably available (subject to the limitations described below in this Section 5.10(c)); and provided, further, that officers and directors of HCBF or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance.  In no event shall CenterState be required to expend for such tail insurance a premium amount in excess of an amount equal to 200% of the annual premiums paid by HCBF for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”).  If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, CenterState shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium.

(d)If CenterState or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of CenterState and its Subsidiaries shall assume the obligations set forth in this Section 5.10.

Section 5.11Employees; Benefit Plans.

(a)Following the Effective Time, CenterState shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees who are full time employees of HCBF or any of its Subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of CenterState or its Subsidiaries, as applicable; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of CenterState or its Subsidiaries.  CenterState shall give the Covered Employees full credit for their prior service with HCBF and its Subsidiaries (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by CenterState and in which Covered Employees may be eligible to participate and (ii) for all purposes under any welfare benefit plans, vacation plans, severance plans and similar arrangements maintained by CenterState.

(b)With respect to any employee benefit plan of CenterState that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, CenterState or its applicable Subsidiary shall use its commercially reasonable efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such CenterState or Subsidiary plan to be waived with respect to such Covered Employee and his or her covered dependents to the extent such condition was or would have been covered under the HCBF Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (ii) recognize any health, dental, vision or other welfare expenses incurred by such Covered Employee and his or her covered dependents in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable copayment, deductibles and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan.

(c)Prior to the Effective Time, HCBF shall take, and shall cause its Subsidiaries to take, all actions requested by CenterState that may be necessary or appropriate to, conditioned on the occurrence of the Effective Time, (i) cause one or more HCBF Benefits Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any HCBF Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any HCBF Benefit Plan for such period as may be requested by CenterState, or (iv) facilitate the merger of any HCBF Benefit Plan into any employee benefit plan maintained by CenterState or an CenterState Subsidiary. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 5.11(c) shall be subject to CenterState’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

(d)Nothing in this Section 5.11 shall be construed to limit the right of CenterState or any of its Subsidiaries (including, following the Closing Date, HCBF and its Subsidiaries) to amend or terminate any HCBF Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 5.11 be construed to require CenterState or any of its Subsidiaries (including, following the Closing Date, HCBF and its Subsidiaries) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and the continued retention (or termination) by CenterState or any of its Subsidiaries of any Covered

Employee subsequent to the Effective Time shall be subject in all events to CenterState’s or its applicable Subsidiary’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance.

(e)If, within six (6) months after the Effective Time, any Covered Employee is terminated by CenterState or its Subsidiaries other than “for cause” or as a result of unsatisfactory job performance, then CenterState shall pay severance to such Covered Employee in an amount equal to two (2) weeks of base salary for each twelve (12) months of such Covered Employee’s prior employment with HCBF or its Subsidiaries; provided, however, that in no event will the total amount of severance for any single Covered Employee be less than four (4) weeks of such base salary nor greater than twenty-six (26) weeks of such base salary. Any severance to which a Covered Employee may be entitled in connection with a termination occurring more than six (6) months after the Effective Time will be as set forth in the severance policies of CenterState and its Subsidiaries as then in effect.

(f)At the Effective Time, CenterState shall assume the obligations of HCBF under each HCBF Stock Option outstanding at the Effective Time and, except with respect to the adjustments described in Section 2.02, each such HCBF Stock Option shall remain in effect in accordance with its terms, including with respect to vesting.

(g)At the Effective Time, all accrued and unused sick time for all employees of HCBF and its Subsidiaries and all accrued and unused vacation time for all employees of HCBF and its Subsidiaries shall be accorded such treatment as set forth in CenterState Disclosure Schedule 5.11(g).  HCBF Disclosure Schedule 5.11(g) sets forth accrued sick time payment information as of July 31, 2017.

(h)Prior to the Effective Time, HCBF shall (i) cause the termination of all salary continuation and supplemental executive retirement plans, programs and agreements between HCBF and/or any of its Subsidiaries and any officer or employee, and (ii) pay all amounts due its officers, directors and employees pursuant to the change in control provisions applicable under any HCBF Benefit Plan. HCBF Disclosure Schedule 5.11(h) sets forth all payments to be made by HCBF pursuant to this Section 5.11(h).

Section 5.12Notification of Certain Changes.  CenterState and HCBF shall promptly advise the other Party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its or its respective Subsidiaries’ representations, warranties or covenants contained herein and HCBF shall provide on a periodic basis written notice to CenterState of any matters that HCBF becomes aware of that should be disclosed on a supplement or amendment to the HCBF Disclosure Schedule; provided, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 5.12 or the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 6.01, Section 6.02 or Section 6.03 to be satisfied.

Section 5.13Transition; Informational Systems Conversion.  From and after the date hereof, CenterState and HCBF will use their commercially reasonable efforts to facilitate the integration of HCBF with the business of CenterState following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of HCBF and each of its Subsidiaries (the “Informational Systems Conversion”) to those used by CenterState, which planning shall include, but not be limited to, (a) discussion of third-party service provider arrangements of HCBF and each of its Subsidiaries; (b) non-renewal or changeover, after the Effective Time, of personal property leases and software licenses used by HCBF and each of its Subsidiaries in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time.  CenterState shall promptly reimburse HCBF on request for any reasonable and documented out-of-pocket fees, expenses or charges that HCBF may incur as a result of taking, at the request of CenterState, any action prior to the Effective Time to facilitate the Informational Systems Conversion.

Section 5.14No Control of Other Party’s Business. Nothing contained in this Agreement shall give CenterState, directly or indirectly, the right to control or direct the operations of HCBF or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give HCBF, directly or indirectly, the right to control or direct the operations of CenterState or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of HCBF and CenterState shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.

Section 5.15Certain Litigation.  Each Party shall promptly advise the other Party orally and in writing of any actual or threatened shareholder litigation against such Party and/or the members of the board of directors of HCBF or the board of directors of CenterState related to this Agreement or the Merger and the other transactions contemplated by this Agreement.  HCBF shall: (i) permit CenterState to review and discuss in advance, and consider in good faith the views of CenterState in connection with, any proposed written or oral response to such shareholder litigation; (ii) furnish CenterState’s outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such shareholder litigation; (iii) consult with CenterState regarding the defense or settlement of any such shareholder litigation, shall give due consideration to CenterState’s advice with respect to such shareholder litigation and shall not settle any such litigation prior to such consultation and consideration; provided, however, that HCBF shall not settle any such shareholder litigation if such settlement requires the payment of money damages, without the written consent of CenterState (such consent not to be unreasonably withheld, conditioned or delayed) unless the payment of any such damages by HCBF is reasonably expected by HCBF, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by HCBF) under HCBF’s existing director and officer insurance policies, including any tail policy.

Section 5.16Director Resignations.  HCBF will use commercially reasonable efforts to cause to be delivered to CenterState resignations of all the directors of HCBF and its Subsidiaries, such resignations to be effective as of the Effective Time.

Section 5.17Non-Competition and Non-Disclosure Agreement.  Concurrently with the execution and delivery of this Agreement and effective upon Closing, HCBF has caused each director of HCBF and Harbor Community Bank to execute and deliver the Non-Competition and Non-Disclosure Agreement in the form attached hereto as Exhibit E (collectively, the “Director Restrictive Covenant Agreements”).

Section 5.18Claims Letters. Concurrently with the execution and delivery of this Agreement and effective upon the Closing, HCBF has caused each director of HCBF and Harbor Community Bank to execute and deliver the Claims Letter in the form attached hereto as Exhibit F.

Section 5.19Coordination.

(a)Prior to the Effective Time, subject to applicable Laws, HCBF and its Subsidiaries shall take any actions CenterState may reasonably request from time to time to better prepare the parties for integration of the operations of HCBF and its Subsidiaries with CenterState and its Subsidiaries, respectively. Without limiting the foregoing, senior officers of HCBF and CenterState shall meet from time to time as CenterState may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of HCBF and its Subsidiaries, and HCBF shall give due consideration to CenterState’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither CenterState nor CenterState Bank shall under any circumstance be permitted to exercise control of HCBF or any of its Subsidiaries prior to the Effective Time. HCBF shall permit representatives of CenterState Bank to be onsite at HCBF to facilitate integration of operations and assist with any other coordination efforts as necessary.

(b)Prior to the Effective Time, subject to applicable Laws, HCBF and its Subsidiaries shall take any actions CenterState may reasonably request in connection with negotiating any amendments, modifications or terminations of any Leases or HCBF Material Contracts that CenterState may request, including, but not limited to, actions necessary to cause any such amendments, modifications or terminations to become effective prior to, or immediately upon, the Closing, and shall cooperate with CenterState and will use its commercially reasonable efforts to negotiate specific provisions that may be requested by CenterState in connection with any such amendment, modification or termination.

(c)From and after the date hereof, subject to applicable Laws, the parties shall reasonably cooperate with the other in preparing for the prompt conversion or consolidation of systems and business operations promptly after the Effective Time (including by entering into customary confidentiality, non-disclosure and similar agreements with the other party and appropriate service providers) and  HCBF shall, upon CenterState’s reasonable request, introduce CenterState and its representatives to suppliers of HCBF and its Subsidiaries for the purpose of facilitating the integration of HCBF and its business into that of CenterState. In addition, after satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b), subject to applicable Laws, HCBF shall, upon CenterState’s reasonable request, introduce CenterState and its representatives to customers of HCBF and its Subsidiaries for the purpose of facilitating the integration of HCBF and its business into that of CenterState.  Any interaction between CenterState and HCBF’s and any of its Subsidiaries’ customers and suppliers shall be coordinated by HCBF. HCBF shall have the right to participate in any discussions between CenterState and HCBF’s customers and suppliers.

(d)CenterState and HCBF agree to take all action necessary and appropriate to cause Harbor Community Bank to merge with CenterState Bank in accordance with applicable Laws and the terms of the Plan of Bank Merger immediately following the Effective Time or as promptly as practicable thereafter.

Section 5.20Transactional Expenses.  HCBF has provided in HCBF Disclosure Schedule 3.35 a reasonable good faith estimate of costs and fees that HCBF and its Subsidiaries expect to pay to retained representatives in connection with the transactions contemplated by this Agreement (collectively, “HCBF Expenses”).  HCBF shall use its commercially reasonable efforts to cause the aggregate amount of all HCBF Expenses to not exceed the total expenses disclosed in HCBF Disclosure Schedule 3.35.  HCBF shall promptly notify CenterState if or when it determines that it expects to exceed its budget for HCBF Expenses. Notwithstanding anything to the contrary in this Section 5.20, HCBF shall not incur any investment banking, brokerage, finders or other similar financial advisory fees in connection with the transactions contemplated by this Agreement other than those expressly set forth in HCBF Disclosure Schedule 3.35.

Section 5.21Confidentiality.  Prior to the execution of this Agreement and prior to the consummation of the Merger, subject to applicable Laws, each of CenterState and HCBF, and their respective Subsidiaries, affiliates, officers, directors, agents, employees, consultants and advisors have provided, and will continue to provide one another with information which may be deemed by the party providing the information to be non-public, proprietary and/or confidential, including, but not limited to, trade secrets of the disclosing party.  Each Party agrees that it will, and will cause its representatives to, hold any information obtained pursuant to this Article V in accordance with the terms of the confidentiality and non-disclosure agreement, dated as of April 14, 2017 between CenterState and HCBF.

Section 5.22Tax Matters.  The Parties intend that the Merger and the Bank Merger shall each qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Regulations.  Except as expressly contemplated or permitted by this Agreement, from and after the date of this Agreement, each of CenterState and HCBF shall use their respective reasonable best efforts to cause each of the Merger and the Bank Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act is intended or is reasonably likely to prevent either the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 5.23Loss Share Agreements.  HCBF will use its commercially reasonable efforts to negotiate or consummate a settlement with the FDIC regarding HCBF or its Subsidiaries’ buy-out of its outstanding recovery sharing rights under the FDIC Agreements prior to the Effective Time.

Section 5.24Retention Bonus Payments. CenterState shall pay to the individuals set forth on HCBF Disclosure Schedule Section 5.24 (each a “Retention Bonus Recipient”) the cash retention bonus payments set forth on HCBF Disclosure Schedule Section 5.24, subject to required tax withholdings (the “CenterState Retention Bonus”).  The CenterState Retention

Bonus shall be payable through CenterState’s payroll system in a single lump sum (a) in the case of employees, on the earlier of (i) the ninetieth (90th) day following the Closing, but only if the Retention Bonus Recipient continues to be employed by CenterState or its Subsidiaries on such date or (ii) the date on which the Retention Bonus Recipient’s employment with CenterState or its Subsidiaries is terminated by CenterState or such Subsidiary without “cause,” by the Retention Bonus Recipient for “good reason” or on account of the Retention Bonus Recipient’s death or “disability” (as such terms are defined in the agreement memorializing the CenterState Retention Bonus, which shall be in a form reasonably acceptable to each of HCBF and CenterState), but only if such termination occurs following the Closing, or (b) in the case of non-employee directors, at the Closing.

Article VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01Conditions to Obligations of the Parties to Effect the Merger.  The respective obligations of the Parties to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the Parties prior to the Closing Date of each of the following conditions:

(a)Shareholder Vote.  This Agreement and the transactions contemplated hereby, as applicable, shall have received the Requisite HCBF Shareholder Approval at the HCBF Meeting and the Requisite CenterState Shareholder Approval at the CenterState Meeting.

(b)Regulatory Approvals; No Burdensome Condition.  All Regulatory Approvals required to consummate the Merger and the Bank Merger in the manner contemplated herein shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated, and no such Regulatory Approval includes or contains, or shall have resulted in the imposition of, any Burdensome Condition.

(c)No Injunctions or Restraints; Illegality.  No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.

(d)Effective Registration Statement.  The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

(e)Tax Opinions Relating to the Merger.  CenterState and HCBF, respectively, shall have received opinions from Alston & Bird LLP and Skadden, Arps, Slate, Meagher & Flom LLP, respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to CenterState and HCBF, respectively, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, Alston & Bird LLP and Skadden, Arps, Slate, Meagher & Flom LLP may require and rely upon representations as to certain factual matters contained in certificates of officers of each of CenterState and HCBF, in form and substance reasonably acceptable to such counsel.

Section 6.02Conditions to Obligations of HCBF.  The obligations of HCBF to consummate the Merger also are subject to the fulfillment or written waiver by HCBF prior to the Closing Date of each of the following conditions:

(a)Representations and Warranties.  The representations and warranties of CenterState (i) set forth in Section 4.09 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, (ii) Section 4.01, Section 4.02, Section 4.03, Section 4.04, Section 4.08, and Section 4.12 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those sections specifically identified in clauses (i) or (ii) of this Section 6.02(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to  CenterState.  HCBF shall have received a certificate signed on behalf of CenterState by the Chief Executive Officer or the Chief Financial Officer of CenterState to the foregoing effect.

(b)Performance of Obligations of CenterState.  CenterState shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date except where the failure of the performance of, or compliance with, such obligation has not had and does not have a Material Adverse Effect on CenterState, and HCBF shall have received a certificate, dated the Closing Date, signed on behalf of CenterState by its Chief Executive Officer and the Chief Financial Officer to such effect.

(c)No Material Adverse Effect.  Since the date of this Agreement (i) no change or event has occurred which has resulted in CenterState or CenterState Bank being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.

Section 6.03Conditions to Obligations of CenterState.  The obligations of CenterState to consummate the Merger also are subject to the fulfillment or written waiver by CenterState prior to the Closing Date of each of the following conditions:

(a)Representations and Warranties.  The representations and warranties of HCBF (i) set forth in Section 3.02(a) and Section 3.09(b) shall be true and correct in all respects (with respect to Section 3.02(a), other than de minimis inaccuracies, it being agreed that for purposes of Section 3.02(a), any inaccuracy in which the applicable amounts as of a date of determination exceed the amounts set forth in Section 3.02(a) by no more than 1% shall be deemed de minimis) as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, (ii) the first sentence of Section 3.01, Section 3.04(a), Section 3.05, Section 3.14 and Section 3.34 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those sections specifically identified in clauses (i) or (ii) of this Section 6.03(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to  HCBF.  CenterState shall have received a certificate signed on behalf of HCBF by the Chief Executive Officer or the Chief Financial Officer of HCBF to the foregoing effect.

(b)Performance of Obligations of HCBF.  HCBF shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, and CenterState shall have received a certificate, dated the Closing Date, signed on behalf of HCBF by HCBF’s Chief Executive Officer and Chief Financial Officer, to such effect.

(c)No Material Adverse Effect.  Since the date of this Agreement (i) no change or event has occurred which has resulted in HCBF or any of its Subsidiaries being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.

(d)Plan of Bank Merger.  Except as otherwise contemplated by Section 1.03, the Plan of Bank Merger shall have been executed and delivered.

(e)Dissenting Shares. Dissenting Shares shall be less than five percent (5%) of the issued and outstanding shares of HCBF Common Stock.

(f)Certification of Non-USRPI Status. CenterState shall have received from HCBF, under penalties of perjury, a certificate conforming to the requirements of Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) and otherwise reasonably acceptable to CenterState, dated as of the Closing Date, certifying that no interest in HCBF is a United States real property interest as defined in Section 897(c) of the Code.

Section 6.04Frustration of Closing Conditions.  Neither CenterState nor HCBF may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its reasonable best efforts to consummate any of the transactions contemplated hereby, as required by and subject to Section 5.03.

Article VII

TERMINATION

Section 7.01Termination.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a)Mutual Consent.  At any time prior to the Effective Time, by the mutual consent, in writing, of CenterState and HCBF if the board of directors of CenterState and the board of directors of HCBF each so determines by vote of a majority of the members of its entire board.

(b)No Regulatory Approval.  By CenterState or HCBF, if either of their respective boards of directors so determines by a vote of a majority of the members of its entire board, in the event any Regulatory Approval required for consummation of the transactions contemplated by this Agreement shall have been denied by final, non-appealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

(c)No Shareholder Approval.  By either CenterState or HCBF (provided, in the case of HCBF, that it shall not be in breach of any of its obligations under Section 5.04(a) and, in the case of CenterState, that it shall not be in breach of any of its obligations under Section 5.04(b)), if the Requisite HCBF Shareholder Approval at the HCBF Meeting or the Requisite CenterState Shareholder Approval at the CenterState Meeting shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

(d)Breach of Representations and Warranties.  By either CenterState or HCBF (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party to not consummate this Agreement) if there shall have been (i) with respect to representations and warranties set forth in this Agreement that are not qualified by the term “material” or do not contain terms such as “Material Adverse Effect,” a material breach of any of such representations or warranties by the other party and (ii) with respect to representations and warranties set forth in this Agreement that are qualified by the term “material” or contain terms such as “Material Adverse Effect,” any breach of any of such representations or warranties by the other Party; which breach is not cured prior to the earlier of (y) thirty (30) days following written notice to the Party committing such breach from the other Party or (z) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing.

(e)Breach of Covenants.  By either CenterState or HCBF (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other Party not to consummate the agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other Party, which breach shall not have been cured prior to the earlier of (i) thirty (30) days following written notice to the Party committing such breach from the other Party or (ii) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing.

(f)Delay.  By either CenterState or HCBF if the Merger shall not have been consummated on or before May 12, 2018, provided, however, that such date will be automatically extended to August 12, 2018, if the only outstanding condition to Closing under Article VI is the receipt of all Regulatory Approvals (the “Expiration Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the Party seeking to terminate this Agreement.

(g)Failure to Recommend; Etc.

(i)In addition to and not in limitation of CenterState’s termination rights under Section 7.01(e), by CenterState if (i) there shall have been a material breach of Section 5.09, or (ii) the board of directors of HCBF (A) withdraws, qualifies, amends, modifies or withholds the HCBF Recommendation, or makes any statement, filing or release, in connection with the HCBF Meeting or otherwise, inconsistent with the HCBF Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the HCBF Recommendation), (B) materially breaches its obligation to call, give notice of and commence the HCBF Meeting under Section 5.04(a), (C) approves or recommends an Acquisition Proposal, (D) fails to publicly recommend against a publicly announced Acquisition Proposal within three (3) Business Days of being requested to do so by CenterState, (E) fails to publicly reconfirm the HCBF Recommendation within three (3) Business Days of being requested to do so by CenterState, or (F) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions.

(ii)In addition to and not in limitation of HCBF’s termination rights under Section 7.01(e), by HCBF if the board of directors of CenterState (i) withdraws, qualifies, amends, modifies or withholds the CenterState Recommendation, or makes any statement, filing or release, in connection with the CenterState Meeting or otherwise, inconsistent with the CenterState Recommendation, (ii) materially breaches its obligation to call, give notice of and commence the CenterState Meeting under Section 5.04(b), (iii) fails to publicly reconfirm the CenterState Recommendation within three (3) Business Days of being requested to do so by HCBF, or (iv) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions.

(h)CenterState Stock Price.  By the board of directors of HCBF, if the board of directors of HCBF so determines at any time during the five (5) day period commencing prior to the Determination Date, if, and only if, both of the following conditions are satisfied:

(i)the number obtained by dividing the CenterState Average Stock Price by the Initial CenterState Market Price (the “CenterState Ratio”) is less than 0.80; and

(ii)the CenterState Ratio is less than the number obtained by (1) dividing the Final Index Price by the Initial Index Price (the “Index Ratio”) and (2) subtracting 0.20 from such quotient,

subject, however, to the following:

If HCBF elects to exercise its termination right under this Section 7.01(h), it shall give prompt written notice thereof to CenterState. Within five (5) Business Days following its receipt of such notice, CenterState shall have the option to increase the Per Share Cash Consideration to equal the lesser of:

(x)the product of the CenterState Average Stock Price and an amount equal to: (A) the quotient (rounded to the nearest one-ten-thousandth), the numerator of which is equal to the product of (i) the Per Share Stock Consideration (as then in effect) and (ii) the Index Ratio minus 0.20, and the denominator of which is equal to the CenterState Ratio, less (B) the Per Share Stock Consideration (as then in effect), or

(y)the product of the CenterState Average Stock Price and an amount equal to (A) the quotient (rounded to the nearest one-ten-thousandth), the numerator of which is equal to the product of: (i) the Per Share Stock Consideration (as then in effect), the Initial CenterState Market Price and (ii) 0.80, and the denominator of which is equal to the CenterState Average Stock Price, less (B) the Per Share Stock Consideration (as then in effect).

If CenterState so elects, it shall give written notice to HCBF of such election and the amount of increase in the per share Merger Consideration within the five (5) Business Day period following its receipt of notice of termination from HCBF, whereupon no termination shall have occurred pursuant to this Section 7.01(h) and this Agreement shall remain in full force and effect in accordance with its terms (except that the Per Share Cash Consideration and the corresponding total Merger Consideration shall have been so modified).

Section 7.02Termination Fee.

(a)In recognition of the efforts, expenses and other opportunities foregone by CenterState while structuring and pursuing the Merger, HCBF shall pay to CenterState a termination fee equal to $16,670,000 (“Termination Fee”), by wire transfer of immediately available funds to an account specified by CenterState in the event of any of the following: (i) in the event CenterState terminates this Agreement pursuant to Section 7.01(g)(i), HCBF shall pay CenterState the Termination Fee within one (1) Business Day after receipt of CenterState’s notification of such termination; and (ii) in the event that after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made known to senior management of HCBF or has been made directly to its shareholders generally or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to HCBF and (A) thereafter this Agreement is terminated (x) by either CenterState or HCBF pursuant to Section 7.01(c) because the Requisite HCBF Shareholder Approval shall not have been obtained or (y) by CenterState pursuant to Section 7.01(d) or Section 7.01(e) and (B) prior to the date that is twelve (12) months after the date of such termination, HCBF enters into any agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then HCBF shall, on the earlier of the date it enters into such agreement and the date of consummation of such transaction, pay CenterState the Termination Fee, provided, that for purposes of this Section 7.02(a)(ii), all references in the definition of Acquisition Proposal to “20%” shall instead refer to “50%.”

(b)HCBF and CenterState each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, CenterState would not enter into this Agreement; accordingly, if HCBF fails promptly to pay any amounts due under this Section 7.02, HCBF shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) 200 basis points, together with the costs and expenses of CenterState (including reasonable legal fees and expenses) in connection with such suit.

(c)Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that if HCBF pays or causes to be paid to CenterState the Termination Fee in accordance with Section 7.02(a), HCBF (or any successor in interest of HCBF) will not have any further obligations or liabilities to CenterState with respect to this Agreement or the transactions contemplated by this Agreement.

Section 7.03Effect of Termination.  Except as set forth in Section 7.02(c), termination of this Agreement will not relieve a breaching party from liability for any breach of any covenant, agreement, representation or warranty of this Agreement (a) giving rise to such termination and (b) resulting from fraud or any willful and material breach.

Article VIII

DEFINITIONS

Section 8.01Definitions.  The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 5.09.

“Acquisition Transaction” has the meaning set forth in Section 5.09.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Articles of Bank Merger” has the meaning set forth in Section 1.05(b).

“Articles of Merger” has the meaning set forth in Section 1.05(a).

“ASC 320” means GAAP Accounting Standards Codification Topic 320.

“Associate” when used to indicate a relationship with any Person means (1) any corporation or organization (other than HCBF or any of its Subsidiaries) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity, or (3) any relative or family member of such Person.

“Audited Financial Statements” has the meaning set forth in Section 3.07(a).

“Bank Merger” has the meaning set forth in Section 1.03.

“Bank Plan of Merger” has the meaning set forth in Section 1.03.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“BOLI” has the meaning set forth in Section 3.32(b).

“Book-Entry Shares” means any non-certificated share held by book entry in HCBF’s stock transfer book, which immediately prior to the Effective Time represents an outstanding share of HCBF Common Stock.

“Burdensome Condition” has the meaning set forth in Section 5.06(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of Florida are authorized or obligated to close.

“CenterState” has the meaning set forth in the preamble to this Agreement.

“CenterState Average Stock Price” means the average closing price of CenterState Common Stock as reported on the NASDAQ Stock Market for the ten (10) consecutive trading days ending on the Trading Day immediately prior to the Determination Date.

“CenterState Bank” has the meaning set forth in Section 1.03.

“CenterState Common Stock” means the voting and non-voting common stock, $0.01 par value per share, of CenterState.

“CenterState Disclosure Schedule” has the meaning set forth in Article IV.

“CenterState Meeting” has the meaning set forth in Section 5.04(b)(i).

“CenterState Ratio” has the meaning set forth in Section 7.01(h)(i).

“CenterState Recommendation” has the meaning set forth in Section 5.04(b)(ii).

“CenterState Reports” has the meaning set forth in Section 4.05(a).

“CenterState Retention Bonus” has the meaning set forth in Section 5.24.

“CenterState Voting Agreement” or “CenterState Voting Agreements” shall have the meaning set forth in the recitals to this Agreement.

“Certificate” means any outstanding certificate, which immediately prior to the Effective Time, represents an outstanding share of HCBF Common Stock.

“Claim” has the meaning set forth in Section 5.10(a).

“Closing” and “Closing Date” have the meanings set forth in Section 1.05(c).

“Code” has the meaning set forth in the Recitals.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Controlled Group Members” means any of HCBF’s related organizations described in Code Sections 414(b), (c) or (m).

“Covered Employees” has the meaning set forth in Section 5.11(a).

“D&O Insurance” has the meaning set forth in Section 5.10(c).

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.

“Determination Date” means the later of (i) the date on which the last required Regulatory Approval is obtained without regard to any requisite waiting period (ii) the date on which the Requisite HCBF Shareholder Approval is obtained or (iii) the date on which the Requisite CenterState Shareholder Approval is obtained.

“Director Restrictive Covenant Agreements” has the meaning set forth in Section 5.17.

“Dissenting Shareholder” has the meaning set forth in Section 2.01(d).

“Dissenting Shares” has the meaning set forth in Section 2.01(d).

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Effective Time” has the meaning set forth in Section 1.05(a).

“Environmental Law” means any federal, state or local Law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; (b) common Law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.15(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means such exchange agent as may be designated by CenterState (which shall be CenterState’s transfer agent), and reasonably acceptable to HCBF, to act as agent for purposes of conducting the exchange procedures described in Article II.

“Exchange Fund” has the meaning set forth in Section 2.07(a).

“Expiration Date” has the meaning set forth in Section 7.01(f).

“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FBCA” has the meaning set forth in Section 1.01.

“FDIA” has the meaning set forth in Section 3.27.

“FDIC” means the Federal Deposit Insurance Corporation.

“FDIC Agreements” has the meaning set forth in Section 5.06(a).

“FFIEC” means the Federal Financial Institutions Examination Council.

“Final Index Price” means the average of the Index Prices for the ten (10) Trading Days ending on the Trading Day immediately prior to the Determination Date.

“Financial Statements” has the meaning set forth in Section 3.07(a).

“FOFR” has the meaning set forth in Section 3.06.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in the United States of America, applied consistently with past practice, including with respect to quantity and frequency.

“Governmental Authority” means any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Harbor Community Bank” has the meaning set forth in Section 1.03.

“Harbor Community Bank Designee” has the meaning set forth in Section 1.04(b).

“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including, but not limited to, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise). Hazardous Substance does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.

“HCBF” has the meaning set forth in the preamble to this Agreement.

“HCBF 401(a) Plan” has the meaning set forth in Section 3.15(c).

“HCBF Benefit Plans” has the meaning set forth in Section 3.15(a).

“HCBF Common Stock” means the common stock, $0.001 par value per share, of HCBF.

“HCBF Designee” has the meaning set forth in Section 1.04.

“HCBF Disclosure Schedule” has the meaning set forth in Article III.

“HCBF Employees” has the meaning set forth in Section 3.15(a).

“HCBF Expenses” has the meaning set forth in Section 5.20.

“HCBF Financial Advisor” has the meaning set forth in Section 3.14.

“HCBF Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of HCBF and its Subsidiaries.

“HCBF Investment Securities” means the investment securities of HCBF and its Subsidiaries.

“HCBF Loan” has the meaning set forth in Section 3.22(d).

“HCBF Material Contracts” has the meaning set forth in Section 3.12(a).

“HCBF Meeting” has the meaning set forth in Section 5.04(a)(i).

“HCBF Recommendation” has the meaning set forth in Section 5.04(a)(ii).

“HCBF Regulatory Agreement” has the meaning set forth in Section 3.13.

“HCBF Representatives” has the meaning set forth in Section 5.09(a).

“HCBF Stock Option” has the meaning set forth in Section 2.02(a).

“HCBF Stock Plans” means all equity plans of HCBF or any Subsidiary, including the HCBF 2010 Amended and Restated Stock Incentive Plan, and any sub-plans adopted thereunder, each as amended to date.

“HCBF Subsequent Determination” has the meaning set forth in Section 5.09(e).

“HCBF Voting Agreement” or “HCBF Voting Agreements” shall have the meaning set forth in the recitals to this Agreement.

“Holder” means the holder of record of shares of HCBF Common Stock.

“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 5.10(a).

“Index Group” means the NASDAQ Bank Index (Symbol: BANK).

“Index Price” means the closing price of the Index Group on any applicable Trading Day.

“Index Ratio” has the meaning set forth in Section 7.01(h).

“Informational Systems Conversion” has the meaning set forth in Section 5.13.

“Initial CenterState Market Price” means $23.93.

“Initial Index Price” means $3,569.16.

“Insurance Policies” has the meaning set forth in Section 3.32(a).

“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software; and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to HCBF, the actual knowledge, of the Persons set forth in HCBF Disclosure Schedule 8.01, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter, and with respect to CenterState, the actual knowledge of the Persons set forth in CenterState Disclosure Schedule 8.01, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter.

“Law” means any federal, state, local or foreign Law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority that is applicable to the referenced Person.

“Leases” has the meaning set forth in Section 3.30(b).

“Letter of Transmittal” has the meaning set forth in Section 2.06.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge, claim, option, rights of first refusal, encumbrances, or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).

“Loans” has the meaning set forth in Section 3.22(a).

“Material Adverse Effect” with respect to any party means (i) any change, development or effect that individually or in the aggregate is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties, or business of such party and its Subsidiaries, taken as a whole, or (ii) any change, development or effect that individually or in the aggregate would, or would be reasonably likely to, materially impair the ability of such party to perform its obligations under this Agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such party to consummate the Merger and the transactions contemplated hereby; provided, however, that, in the case of clause (i) only, a Material Adverse Effect shall not be deemed to include the impact of (A) changes after the date of this Agreement in banking and similar Laws of general applicability or interpretations thereof by Governmental Authorities (except to the extent that such change disproportionately adversely affects HCBF and its Subsidiaries or CenterState and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which HCBF and CenterState operate, in which case only the disproportionate effect will be taken into account), (B) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally (except to the extent that such change disproportionately adversely affects HCBF and its Subsidiaries or CenterState and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which HCBF and CenterState operate, in which case only the disproportionate effect will be taken into account), (C) changes after the date of this Agreement in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally (except to the extent that such change disproportionately adversely affects HCBF and its Subsidiaries or CenterState and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which HCBF and CenterState operate, in which case only the disproportionate effect will be taken into account), (D) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party, or as otherwise expressly permitted or contemplated by this Agreement, (E) any failure by HCBF or CenterState to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (F) changes in the trading price or trading volume of CenterState Common Stock, and (G) the impact of this Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement).

“Maximum D&O Tail Premium” has the meaning set forth in Section 5.10(c).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 2.01(c).

“NASDAQ” means The NASDAQ Global Select Market.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Notice of Superior Proposal” has the meaning set forth in Section 5.09(e).

“OCC” has the meaning set forth in Section 3.06.

“Option Exchange Ratio” has the meaning set forth in Section 2.02(a).

“Ordinary Course of Business” means the ordinary, usual and customary course of business of HCBF and HCBF’s Subsidiaries consistent with past practice, including with respect to frequency and amount.

“OREO” has the meaning set forth in Section 3.22(c).

“Party” or “Parties” have the meaning set forth in the preamble.

“Per Share Cash Consideration” has the meaning set forth in Section 2.01(c).

“Per Share Stock Consideration” has the meaning set forth in Section 2.01(c).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Plan of Merger” has the meaning set forth in Section 1.01.

“Proxy Statement-Prospectus” means the joint proxy statement and prospectus and other proxy solicitation materials of CenterState and HCBF relating to the HCBF Meeting and the CenterState Meeting, as applicable.

“Registration Statement” means the Registration Statement on Form S-4 to be filed with the SEC by CenterState in connection with the issuance of shares of CenterState Common Stock in the Merger (including the Proxy Statement-Prospectus constituting a part thereof).

“Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.

“Regulatory Approval” has the meaning set forth in Section 3.06.

“Requisite CenterState Shareholder Approval” means the approval of the issuance of CenterState Common Stock in the Merger by a vote (in person or by proxy) of the majority of the outstanding shares of CenterState Common Stock entitled to vote thereon at the CenterState Meeting.

“Requisite HCBF Shareholder Approval” means the adoption of this Agreement and the Plan of Merger by a vote (in person or by proxy) of the majority of the outstanding shares of HCBF Common Stock entitled to vote thereon at the HCBF Meeting.

“Retention Bonus Recipient” has the meaning set forth in Section 5.24.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party. Any reference in this Agreement to a Subsidiary of HCBF means, unless the context otherwise requires, any current or former Subsidiary of HCBF.

“Superior Proposal” has the meaning set forth in Section 5.09.

“Surviving Bank” has the meaning set forth in Section 1.03.

“Surviving Entity” has the meaning set forth in the Recitals.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, amended return, declaration or other report (including elections, declarations, schedules, estimates and information returns) required to be filed with any taxing authority with respect to any Taxes.

“Termination Fee” has the meaning set forth in Section 7.02(a).

“The date hereof” or “the date of this Agreement” means the date first set forth above in the preamble to this Agreement.

“Trading Day” means any day on which the NASDAQ Stock Market is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (Eastern Time).

“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.

“Unaudited Financial Statements” has the meaning set forth in Section 3.07(a).

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.

Article IX

MISCELLANEOUS

Section 9.01Survival.  No representations, warranties, agreements or covenants contained in this Agreement shall survive the Effective Time other than this Section 9.01 and any other agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including, without limitation, Section 5.10.

Section 9.02Waiver; Amendment.  Prior to the Effective Time and to the extent permitted by applicable Law, any provision of this Agreement may be (a) waived by the Party benefited by the provision, provided such waiver is in writing and signed by such Party, or (b) amended or modified at any time, by an agreement in writing among the Parties executed in the same manner as this Agreement, except that after the HCBF Meeting and the CenterState Meeting no amendment shall be made which by Law requires further approval by the shareholders of CenterState or HCBF without obtaining such approval.  The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.

Section 9.03Governing Law; Jurisdiction; Waiver of Right to Trial by Jury.

(a)This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Florida, without regard for conflict of law provisions.

(b)Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Florida

(the “Florida Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Florida Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Florida Courts, (iii) waives any objection that the Florida Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.05.

(c)Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily, and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.03.

Section 9.04Expenses.  Except as otherwise provided in Section 7.02, each Party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.  Nothing contained in this Agreement shall limit either Party’s rights to recover any liabilities or damages arising out of the other Party’s willful breach of any provision of this Agreement.

Section 9.05Notices.  All notices, requests and other communications hereunder to a Party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such Party at its address set forth below, or at such other address or addresses as such Party may specify from time to time by notice in like manner to the Parties. All notices shall be deemed effective upon delivery.

(a)	if to CenterState, to:

CenterState Banks, Inc. 1101 First Street South Winter Haven, FL 33880
	Attn:	John C. Corbett
Beth DeSimone
	E-mail:	jcorbett@centerstatebank.com bdesimone@centerstatebank.com

with a copy (which shall not constitute notice to CenterState) to:

Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street Atlanta, GA 30309
	Attn:	Mark Kanaly
	E-mail:	mark.kanaly@alston.com

(b)	if to HCBF, to:

HCBF Holding Company, Inc. 200 S. Indian River Blvd., Suite 101 Fort Pierce, FL 34950
	Attn:	Michael Brown, Sr.
	E-mail:	michaelbrownsr@harborcb.com

and

	Attn:	Randall Ezell
	E-mail:	randyezell@harborcb.com

with a copy (which shall not constitute notice to HCBF) to:

Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, NY 10036
	Attn:	Sven G. Mickisch
	E-mail:	sven.mickisch@skadden.com

Section 9.06Entire Understanding; No Third Party Beneficiaries.  This Agreement represents the entire understanding of the Parties and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.  Except for the Indemnified Parties’ rights under Section 5.10, the right of HCBF to select the HCBF Designee under Section 1.04 (which may be exercised by the HCBF Designee), and the Retention Bonus Recipient’s rights under Section 5.24, CenterState and

HCBF hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or employees who might be affected by Section 5.11), other than the Parties, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations between the Parties and are for the sole benefit of the Parties.  Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.07Severability.  In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the Parties will use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 9.08Enforcement of the Agreement.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without having to show or prove economic damages and without the requirement of posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.09Interpretation.

(a)When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and captions and headings contained in this Agreement are included solely for convenience of reference; if there is any conflict between a caption or heading and the text of this Agreement, the text shall control.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein.  In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.

(c)The HCBF Disclosure Schedule and the CenterState Disclosure Schedule, as well as all other schedules and all exhibits to this Agreement, shall be deemed part of this Agreement and included in any reference to this Agreement.  Any matter disclosed pursuant to any section of either Disclosure Schedule shall be deemed disclosed for purposes of any other section of Article III or Article IV, respectively, to the extent that applicability of the disclosure to such other section is reasonably apparent on the face, notwithstanding the absence of a specific cross-reference, of such disclosure.  No item is required to be set forth in either Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect.  The mere inclusion of an item in either Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by either party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, or that any breach or violation of applicable Laws or any contract exists or has actually occurred.  This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law.

(d)Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Authority shall include any successor statute or regulation, or successor Governmental Authority, as the case may be.  Unless the context clearly indicates otherwise, the masculine, feminine, and neuter genders will be deemed to be interchangeable, and the singular includes the plural and vice versa.  As used herein, (i) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party or its representatives prior to the date hereof or (b) included in the virtual data room of a party prior to the date hereof, and (ii) the word “or” is not exclusive.

(e)Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Article of this Agreement.  When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise.

Section 9.10Assignment.  No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party, and any purported assignment in violation of this Section 9.10 shall be void.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 9.11Counterparts.  This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.  Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CENTERSTATE BANKS, INC.

By:	/s/ John C. Corbett
Name:	John C. Corbett
Title:	President and Chief Executive Officer

HCBF HOLDING COMPANY, INC.

By:	/s/ Michael J. Brown, Sr.
Name:	Michael J. Brown, Sr.
Title:	Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF

HCBF VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is dated as of August 12, 2017, by and between the undersigned holder (“Shareholder”) of common stock of HCBF Holding Company, Inc., a Florida corporation (“HCBF”), and CenterState Banks, Inc., a Florida corporation (“CenterState”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, CenterState and HCBF are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (i) HCBF will merge with and into CenterState, with CenterState as the surviving entity, and (ii) Harbor Community Bank, a Florida-state chartered bank and wholly-owned subsidiary of HCBF (“Harbor Community Bank”) will merge with and into CenterState Bank, N.A., a national banking association and wholly-owned subsidiary of CenterState (“CenterState Bank”), with CenterState Bank as the surviving bank (collectively, the “Merger”), and in connection with the Merger, each outstanding share of common stock of HCBF, $0.001 par value per share (“HCBF Common Stock”), will be converted into the right to receive the Merger Consideration and cash in lieu of fractional shares of CenterState Common Stock;

WHEREAS, Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or direct the disposition of) and to vote (or direct the voting of) directly or indirectly the number of shares of HCBF Common Stock indicated on the signature page of this Agreement under the heading “Total Number of Shares of HCBF Common Stock Subject to this Agreement (other than Section 1)” (such shares, together with any additional shares of HCBF Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to collectively as the “Shares”); and

WHEREAS, it is a material inducement to the willingness of CenterState to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of, and as a material inducement to, CenterState entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by CenterState in connection therewith, Shareholder and CenterState agree as follows:

1

Section 1.Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of HCBF, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by CenterState, Shareholder shall:

(a)appear at each such meeting in person or by proxy or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)vote (or cause to be voted), in person or by proxy, all the Shares as to which the Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the board of directors of HCBF and adopted in accordance with the terms thereof); (ii) in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the Merger Agreement; (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of HCBF contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iv) against any Acquisition Proposal (as defined in the Merger Agreement) or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of HCBF, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

The parties hereto agree that, solely for purposes of this Section 1, the term “Shares” shall mean the number of shares of HCBF Common Stock indicated on the signature page of this Agreement under the heading “Total Number of Shares of HCBF Common Stock Subject to Section 1 of this Agreement” “beneficially owned” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) by Shareholder.

Section 2. No Transfers. Until the earlier of (i) the termination of this Agreement pursuant to Section 6 and (ii) receipt of the Requisite HCBF Shareholder Approval, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of Law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, and (d) such transfers as CenterState may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

2

Section 3.Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with CenterState as follows:

(a)Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by CenterState, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)Shareholder is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares, and the Shares are owned free and clear of any liens, security interests, charges or other encumbrances. The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Shareholder, and no representation by Shareholder is made with respect thereto.  Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. Shareholder does not own, of record or beneficially, any shares of capital stock of HCBF other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock, other than any HCBF Stock Option.

Section 4. No Solicitation.  From and after the date hereof until the termination of this Agreement pursuant to Section 6, Shareholder, in his, her or its capacity as a shareholder of HCBF, shall not, nor shall such Shareholder authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his, her or its Affiliates to, directly or indirectly (and, to the extent applicable to Shareholder, such Shareholder shall use commercially reasonable efforts to prohibit any of his, her or its representatives or Affiliates to), (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any person (other than CenterState) any information or data with respect to HCBF or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any

3

agreement, agreement in principle or letter of intent relating to an Acquisition Proposal, (d) solicit proxies with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, or (e) initiate a shareholders’ vote or action by consent of HCBF’s shareholders with respect to an Acquisition Proposal.

Section 5. Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of CenterState to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to CenterState if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, CenterState will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that CenterState has an adequate remedy at Law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with CenterState’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, CenterState shall have the right to inform any third party that CenterState reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of CenterState hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with CenterState set forth in this Agreement may give rise to claims by CenterState against such third party.

Section 6. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the mutual written agreement of the parties hereto, and shall be automatically terminated upon the earlier to occur of (a) the Effective Time, (b) the amendment of the Merger Agreement in any manner that materially and adversely affects any of Shareholder’s rights set forth therein (including, for the avoidance of doubt, any reduction to the Merger Consideration), (c) termination of the Merger Agreement or (d) three (3) years from the date hereof.  Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

Section 7.Entire Agreement. This Agreement represents the entire understanding of the parties and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.

Section 8.Modification and Waiver.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by each party.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

4

Section 9.Severability.  In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 10.Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of HCBF and it shall not apply in any manner to Shareholder in his, her or its capacity as a director of HCBF, if applicable. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his, her or its fiduciary duties as a director of HCBF, if applicable.

Section 11. Governing Law.  This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Florida, without regard for conflict of law provisions.

Section 12. Jurisdiction.  Any civil action, counterclaim, proceeding, or litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in Polk County or the United States District Court, Middle District of Florida.  Each party consents to the jurisdiction of such Florida court in any such civil action, counterclaim, proceeding, or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or litigation in such Florida court.  Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable Laws.

Section 13.WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

5

Section 14.Waiver of Appraisal Rights; Further Assurances. To the extent permitted by applicable law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or demand fair value for his, her or its Shares in connection with the Merger, in each case, that Shareholder may have under applicable law. From time to time prior to the termination of this Agreement, at CenterState’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement. Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against CenterState, CenterState Bank, HCFB, Harbor Community Bank or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.

Section 15.Disclosure. Shareholder hereby authorizes HCBF and CenterState to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Proxy Statement-Prospectus such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement; provided, however, that CenterState shall provide Shareholder written drafts of any such disclosure and consider in good faith Shareholder’s comments thereto.

Section 16.Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.  Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

[Signature Page Follows]

6

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

CENTERSTATE BANKS, INC.

By:
Name:	John C. Corbett
Title:	President and Chief Executive Officer

SHAREHOLDER

Printed or Typed Name of Shareholder

By:
Name:
Title:

Total Number of Shares of HCBF Common Stock Subject to this Agreement (other than Section 1):

Total Number of Shares of HCBF Common Stock Subject to Section 1 of this Agreement:

Signature Page – Voting Agreement

EXHIBIT B

FORM OF

CENTERSTATE VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is dated as of August 12, 2017, by and between the undersigned holder (“Shareholder”) of common stock of CenterState Banks, Inc., a Florida corporation (“CenterState”) and HCBF Holding Company, Inc., a Florida corporation (“HCBF”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, CenterState and HCBF are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (i) HCBF will merge with and into CenterState, with CenterState as the surviving entity, and (ii) Harbor Community Bank, a Florida-state chartered bank and wholly-owned subsidiary of HCBF (“Harbor Community Bank”) will merge with and into CenterState Bank, N.A., a national banking association and wholly-owned subsidiary of CenterState (“CenterState Bank”), with CenterState Bank as the surviving bank (collectively, the “Merger”), and in connection with the Merger, each outstanding share of common stock of HCBF, $0.001 par value per share (“HCBF Common Stock”), will be converted into the right to receive the Merger Consideration and cash in lieu of fractional shares of CenterState Common Stock;

WHEREAS, Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or direct the disposition of) and to vote (or direct the voting of) directly or indirectly the number of shares of CenterState Common Stock indicated on the signature page of this Agreement under the heading “Total Number of Shares of CenterState Common Stock Subject to this Agreement” (such shares, together with any additional shares of HCBF Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to collectively as the “Shares”); and

WHEREAS, it is a material inducement to the willingness of HCBF to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of, and as a material inducement to, HCBF entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by HCBF in connection therewith, Shareholder and HCBF agree as follows:

1

Section 1.Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of CenterState, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by HCBF, Shareholder shall:

(a)appear at each such meeting in person or by proxy or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)vote (or cause to be voted), in person or by proxy, all the Shares as to which the Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the board of directors of CenterState and adopted in accordance with the terms thereof); (ii) in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the Merger Agreement; (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of CenterState contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iv) against any Acquisition Proposal (as defined in the Merger Agreement) or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of CenterState, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

Section 2. No Transfers. Until the earlier of (i) the termination of this Agreement pursuant to Section 5 and (ii) receipt of the Requisite CenterState Shareholder Approval, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of Law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, and (d) such transfers as HCBF may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

Section 3.Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with HCBF as follows:

(a)Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

2

(b)This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by HCBF, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)Shareholder is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares, and the Shares are owned free and clear of any liens, security interests, charges or other encumbrances. The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Shareholder, and no representation by Shareholder is made with respect thereto.  Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. Shareholder does not own, of record or beneficially, any shares of capital stock of CenterState other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock, other than any CenterState Stock Option.

Section 4. Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of HCBF to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to HCBF if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, HCBF will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that HCBF has an adequate remedy at Law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with HCBF’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, HCBF shall have the right to inform any third party that HCBF reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of HCBF hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with HCBF set forth in this Agreement may give rise to claims by HCBF against such third party.

Section 5. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to

3

consummation of the transactions contemplated by the Merger Agreement by the mutual written agreement of the parties hereto, and shall be automatically terminated upon the earlier to occur of (a) the Effective Time, (b) the amendment of the Merger Agreement in any manner that materially and adversely affects any of Shareholder’s rights set forth therein, (c) termination of the Merger Agreement or (d) three (3) years from the date hereof.  Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

Section 6.Entire Agreement. This Agreement represents the entire understanding of the parties and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.

Section 7.Modification and Waiver.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by each party.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

Section 8.Severability.  In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 9.Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of CenterState and it shall not apply in any manner to Shareholder in his, her or its capacity as a director of CenterState, if applicable. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his, her or its fiduciary duties as a director of CenterState, if applicable.

Section 10. Governing Law.  This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Florida, without regard for conflict of law provisions.

Section 11. Jurisdiction.  Any civil action, counterclaim, proceeding, or litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in Polk County or the United States District Court, Middle District of Florida.  Each party consents to the jurisdiction of such Florida court in any such civil action, counterclaim, proceeding, or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or litigation in such Florida court.  Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable Laws.

4

Section 12.WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

Section 13.Waiver of Appraisal Rights; Further Assurances. To the extent permitted by applicable law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or demand fair value for his, her or its Shares in connection with the Merger, in each case, that Shareholder may have under applicable law. From time to time prior to the termination of this Agreement, at HCBF’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement. Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against CenterState, CenterState Bank, HCFB, Harbor Community Bank or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.

Section 14.Disclosure. Shareholder hereby authorizes HCBF and CenterState to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Proxy Statement-Prospectus such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement; provided, however, that CenterState shall provide Shareholder written drafts of any such disclosure and consider in good faith Shareholder’s comments thereto.

Section 15.Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.  Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

[Signature Page Follows]

5

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

HCBF Holding Company, Inc.

By:
Name:
Title:

SHAREHOLDER

Printed or Typed Name of Shareholder

By:
Name:
Title:

Total Number of Shares of CenterState Common Stock Subject to this Agreement:

Signature Page – Voting Agreement

EXHIBIT C

PLAN OF MERGER

HCBF HOLDING COMPANY, INC.

with and into

CENTERSTATE BANKS, INC.

Pursuant to this Plan of Merger dated as of ______________, 2017, HCBF Holding Company, Inc., a Florida corporation (“HCBF”), shall be merged with and into CenterState Banks, Inc., a Florida corporation (“CenterState”).

SECTION 1

DEFINITIONS

1.1Effective Time.  “Effective Time” shall mean the date and time on which the Merger contemplated by this Plan of Merger becomes effective pursuant to the laws of the State of Florida, as determined in accordance with Section 2.2 of this  Plan of Merger.

1.2Merger.  “Merger” shall refer to the merger of HCBF with and into CenterState, as provided in Section 2.1 of this Plan of Merger.

SECTION 2

TERMS OF MERGER

2.1Merger.  Subject to the terms and conditions set forth in this Plan of Merger, at the Effective Time, HCBF shall be merged with and into CenterState in accordance with the Florida Business Corporation Act.  CenterState shall be the surviving corporation resulting from the Merger (the “Surviving Entity”) and shall continue to exist and to be governed by the laws of the State of Florida under the corporate name “CenterState Banks, Inc.”  The Surviving Entity shall assume all of the liabilities of HCBF.

2.2Effective Time.  The Merger contemplated by this Plan of Merger shall be effective upon the later of (i) the date and time of the filing of the Articles of Merger with the Secretary of State of Florida (the “Articles of Merger”), or (ii) the date and time when the Merger becomes effective as set forth in the Articles of Merger.

2.3Articles of Incorporation and Bylaws.  At the Effective Time, the articles of incorporation of CenterState in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Entity until thereafter amended in accordance with applicable law.  The amended and restated bylaws of CenterState in effect immediately prior to the Effective Time shall be the amended and restated bylaws of the Surviving Entity until thereafter amended in accordance with applicable law and the terms of such amended and restated bylaws.

2.5Board of Directors.  The directors of the Surviving Entity from and after the Effective Time shall be increased by one (1) director and shall consist of the directors of CenterState in office immediately prior to the Effective Time as well as one (1) current director of HCBF selected by HCBF in its sole and absolute discretion after consultation with CenterState (the “HCBF Designee”), who shall serve as directors of the Surviving Entity until the next annual meeting of the Surviving Entity’s shareholders and until their respective successors are duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and amended and restated bylaws of the Surviving Entity.  Following the Effective Time, CenterState shall nominate the HCBF Designee at the next annual meeting of the Surviving Entity’s shareholders to serve as a director of the Surviving Entity in accordance with the articles of incorporation and bylaws of the Surviving Entity.

2.6Officers.  The officers of CenterState shall, from and after the Effective Time, continue as the officers of the Surviving Entity until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and amended and restated bylaws of the Surviving Entity.

SECTION 3

MANNER OF CONVERTING SHARES

Each share of common stock of CenterState issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

Each share of common stock of HCBF owned directly by CenterState, HCBF or any of their respective subsidiaries (other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held as collateral for outstanding debt previously contracted) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

Each share of common stock of HCBF issued and outstanding immediately prior to the Effective Time (other than dissenting shares, treasury stock and shares described in the immediately preceding paragraph), shall be converted into the right to receive (i) 0.675 shares of CenterState common stock, and (ii) a cash amount equal to $1.925  plus any cash dividends payable with respect to shares of the CenterState common stock that are payable to CenterState shareholders of record as of any date on or after the closing of the Merger, regardless of the issuance of certificates for shares of CenterState common stock to the former holders of HCBF common stock, and any cash in lieu of fractional shares.

Each option to purchase shares of common stock of HCBF that is outstanding immediately prior to the Effective Time shall automatically and without any action on the part of the holder thereof, become fully vested and be converted into and become an option to purchase that number of shares of common stock of CenterState as shall equal the product obtained by multiplying 0.75x (the “Option Exchange Ratio”) by that number of shares of common stock of HCBF which such HCBF option entitled the holder thereof to purchase (rounded down to the nearest whole share), and at an exercise price equal to the quotient obtained by dividing the exercise price per share of the HCBF option by the Option Exchange Ratio (rounded up to the nearest whole cent), subject to certain anti-dilution adjustments.

SECTION 4

MISCELLANEOUS

4.1Further Assurances.  Each party to this Plan of Merger agrees to do such things as may be reasonably requested by the other party in order to more effectively consummate or document the transactions contemplated by this Plan of Merger.

[Signatures on Following Page]

IN WITNESS WHEREOF, the undersigned corporations have caused this Plan of Merger to be executed by their duly authorized officers as of the date first above written.

HCBF HOLDING COMPANY, INC.

By:
Name:
Title:

CENTERSTATE BANKS, INC.

By:
Name:
Title:

[Signature Page to Plan of Merger]

EXHIBIT D

BANK PLAN OF MERGER AND MERGER AGREEMENT

HARBOR COMMUNITY BANK

with and into

CENTERSTATE BANK, N.A.

under the charter of

CENTERSTATE BANK, N.A.

under the title of

“CENTERSTATE BANK, N.A.”

(“Resulting Bank”)

THIS BANK PLAN OF MERGER AND MERGER AGREEMENT (this “Agreement”) is made and entered into as of August 12, 2017, by and between CenterState Bank, N.A. (“CenterState Bank”), a national banking association, with its main office located at 1101 First Street South, Winter Haven, FL 33880, and Harbor Community Bank, a Florida state-chartered bank, with its main office located at HCBF Holding Company, Inc., 200 S. Indian River Blvd., Suite 101, Fort Pierce, FL  34950 (“Harbor Community Bank,” together with CenterState Bank, the “Banks”).

WHEREAS, at least a majority of the entire Board of Directors of CenterState Bank has approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of The National Bank Act (the “Act”);

WHEREAS, at least a majority of the entire Board of Directors of Harbor Community Bank has approved this Agreement and authorized its execution in accordance with Florida Statutes §658.42 and the Act;

WHEREAS, CenterState Banks, Inc. (“CenterState”), which owns all of the outstanding shares of CenterState Bank, and HCBF Holding Company, Inc. (“HCBF”), which owns all of the outstanding shares of Harbor Community Bank, have entered into an Agreement and Plan of Merger (the “Holding Company Agreement”) which, among other things, contemplates the merger of HCBF with and into CenterState, all subject to the terms and conditions of such Plan of Merger (the “Holding Company Merger”);

WHEREAS, CenterState, as the sole shareholder of CenterState Bank, and HCBF, as the sole shareholder of Harbor Community Bank, have approved this Agreement; and

WHEREAS, each of the Banks is entering into this Agreement to provide for the merger of Harbor Community Bank with and into CenterState Bank, with CenterState Bank being the surviving company of such merger transaction (the “Bank Merger”) subject to, and as soon as practicable following, the closing of the Holding Company Merger.

NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:

SECTION 1

Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below) and pursuant to the Act, Harbor Community Bank shall be merged with and into CenterState Bank.  CenterState Bank shall continue its existence as the surviving company and Resulting Bank under the charter of the Resulting Bank and the separate corporate existence of Harbor Community Bank shall cease.  The closing of the Bank Merger shall become effective at the time specified in the certificate of merger issued by the Office of the Comptroller of the Currency (the “OCC”) in connection with the Bank Merger (such time when the Bank Merger becomes effective, the “Effective Time”).

SECTION 2

The name of the Resulting Bank shall be “CenterState Bank, N.A.” or such other name as such bank may adopt prior to the Effective Time.  The Resulting Bank will exercise trust powers.

SECTION 3

The business of the Resulting Bank from and after the Effective Time shall be that of a national banking association.  The business of the Resulting Bank shall be conducted from its main office which shall be located at 1101 First Street South, Winter Haven, FL 33880, as well as at its legally established branches and at the banking offices of Harbor Community Bank that are acquired in the Bank Merger (which such banking offices are set forth on Exhibit A to this Agreement and shall continue to conduct operations after the closing of the Bank Merger as branch offices of CenterState Bank).  The savings accounts of the Resulting Bank will be issued by the Resulting Bank in accordance with the Act.

SECTION 4

At the Effective Time, the amount of issued and outstanding capital stock of the Resulting Bank shall be the amount of capital stock of CenterState Bank issued and outstanding immediately prior to Effective Time.  Preferred stock shall not be issued by the Resulting Bank.

SECTION 5

All assets of Harbor Community Bank and the Resulting Bank, as they exist at the Effective Time, shall pass to and vest in the Resulting Bank without any conveyance or other transfer; and the Resulting Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank and the Resulting Bank shall be responsible for all the liabilities of every kind and description, of each of Harbor Community Bank and the Resulting Bank existing as of the Effective Time, all in accordance with the provisions of the Act.

2

SECTION 6

CenterState Bank and Harbor Community Bank shall contribute to the Resulting Bank acceptable assets having a book value, over and above liability to its creditors, in such amounts as set forth on the books of CenterState Bank and Harbor Community Bank at the Effective Time.

SECTION 7

At the Effective Time, each outstanding share of common stock of Harbor Community Bank shall be cancelled with no consideration being paid therefor.

Outstanding certificates representing shares of the common stock of Harbor Community Bank shall, at the Effective Time, be cancelled.

SECTION 8

Upon the Effective Time, the then outstanding shares of CenterState Bank’s common stock shall continue to remain outstanding shares of CenterState Bank’s common stock, all of which shall continue to be owned by CenterState.

SECTION 9

The directors of the Resulting Bank from and after the Effective Time shall be increased by one (1) director and shall consist of the directors of CenterState Bank in office immediately prior to the Effective Time as well as one (1) current director of Harbor Community Bank selected by Harbor Community Bank in its sole and absolute discretion after consultation with CenterState Bank, who shall serve as directors of the Resulting Bank until the next annual meeting of the Resulting Bank’s sole shareholder and until their respective successors are duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of association and bylaws of the Resulting Bank.  The officers of CenterState Bank shall, from and after the Effective Time, continue as the officers of the Resulting Bank until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of association and bylaws of the Resulting Bank.

SECTION 10

This Agreement has been approved by CenterState, which owns all of the outstanding shares of CenterState Bank, and by HCBF, which owns all of the outstanding shares of Harbor Community Bank

3

SECTION 11

This Agreement is also subject to the following terms and conditions:

a)	The Holding Company Merger shall have closed and become effective.

b)

The OCC shall have approved this Agreement and the Bank Merger and shall have issued all other necessary authorizations and approvals for the Bank Merger, and any statutory waiting period shall have expired.

c)	The Bank Merger may be abandoned at the election of CenterState Bank at any time, whether before or after filings are made for regulatory approval of the Bank Merger.

SECTION 12

Each of the Banks hereby invites and authorizes the OCC to examine each of the Bank’s records in connection with the Bank Merger.

SECTION 13

Effective as of the Effective Time, the articles of association and bylaws of the Resulting Bank shall consist of the articles of association and bylaws of the Resulting Bank as in effect immediately prior to the Effective Time.

SECTION 14

This Agreement shall terminate if and at the time of any termination of the Holding Company Agreement.

SECTION 15

This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.

The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.

4

No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks. No waiver, forbearance or failure by any Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.

Except to the extent federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida without regard to principles of conflicts of laws.

This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns. Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks.

This Agreement may be executed in counterparts (including by facsimile or optically-scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

[Signatures on Following Page]

5

IN WITNESS WHEREOF, Harbor Community Bank and CenterState Bank have entered into this Agreement as of the date first set forth above.

HARBOR COMMUNITY BANK

By:
Name:
Title:

CENTERSTATE BANK, N.A.

By:
Name:
Title:

[Signature Page to Form of Bank Plan of Merger and Merger Agreement]

Exhibit A to Bank Plan of Merger and Merger Agreement

Banking Offices of the Resulting Bank

Exhibit omitted

A-1

EXHIBIT E

FORM OF

DIRECTOR NON-COMPETITION AND NON-DISCLOSURE AGREEMENT

This Non-Competition and Non-Disclosure Agreement (the “Agreement”), is dated as of August 12, 2017, by and between ________________________, an individual resident of the State of __________ (“Director”), and CenterState Banks, Inc., a Florida corporation (“CenterState”).  All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, CenterState and HCBF Holding Company, Inc., a Florida corporation (“HCBF”), are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (i) HCBF will merge with and into CenterState, with CenterState as the surviving entity, and (ii) Harbor Community Bank, a Florida-state chartered bank and wholly-owned subsidiary of HCBF (“Harbor Community Bank”) will merge with and into CenterState Bank, N.A., a national banking association and wholly-owned subsidiary of CenterState (“CenterState Bank”), with CenterState Bank as the surviving bank (collectively, the “Merger”);

WHEREAS, Director is a shareholder of HCBF and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director is expected to receive consideration in exchange for the shares of HCBF Common Stock held by Director;

WHEREAS, prior to the date hereof, Director has served as a member of the Board of Directors of HCBF or Harbor Community Bank, and, therefore, Director may have knowledge of the Confidential Information and Trade Secrets (each as hereinafter defined);

WHEREAS, as a result of the Merger, CenterState will succeed to all of the Confidential Information and Trade Secrets, for which CenterState, as of the Effective Time, will have paid valuable consideration and desires reasonable protection; and

WHEREAS, it is a material prerequisite to the consummation of the Merger that each director of HCBF and Harbor Community Bank, including Director, enter into this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of these premises and the mutual covenants and undertakings herein contained, CenterState and Director, each intending to be legally bound, covenant and agree as follows:

Section 1. Restrictive Covenants.

(a)Director acknowledges that (i) CenterState has separately bargained for the restrictive covenants in this Agreement; and (ii) the types and periods of restrictions imposed by the covenants in this Agreement are fair and reasonable to Director and such restrictions will not prevent Director from earning a livelihood.

(b)Having acknowledged the foregoing, solely in the event that the Merger is consummated, Director covenants and agrees with CenterState as follows:

(i)From and after the Effective Time, Director will not disclose or use any Confidential Information or Trade Secrets for so long as such information remains Confidential Information or a Trade Secret, as applicable, for any purpose, except for any disclosure that is required by applicable Law. In the event that Director is required by Law to disclose any Confidential Information, Director will: (A) if and to the extent permitted by such Law provide CenterState with prompt notice of such requirement prior to the disclosure so that CenterState may waive the requirements of this Agreement or seek an appropriate protective order at CenterState’s sole expense; and (B) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment. If, in the absence of a waiver or protective order, Director is nonetheless, in the opinion of his or her counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Director is required to be disclosed.

(ii)Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending one (1) year after the Effective Time, Director will not (except on behalf of or with the prior written consent of CenterState), on Director’s own behalf or in the service or on behalf of others, solicit or attempt to solicit any customer of CenterState, CenterState Bank, HCBF or Harbor Community Bank (each a “Protected Party”), including actively sought prospective customers of Harbor Community Bank as of the Effective Time, in each case with whom Director had material contact on behalf of HCBF or Harbor Community Bank in the course of Director’s service as a director of HCBF or Harbor Community Bank, as applicable, for the purpose of providing products or services that are Competitive (as hereinafter defined) with those offered or provided by any Protected Party as of the date hereof.

(iii)Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending one (1) year after the Effective Time, Director will not (except on behalf of or with the prior written consent of CenterState), either directly or indirectly, on Director’s own behalf or in the service or on behalf of others, act as a director, manager, officer or employee of any banking business which is the same as or essentially the same as the banking business conducted by any Protected Party and which has a banking office located within the Restricted Territory as of the date hereof.

2

(iv)For a period beginning at the Effective Time and ending one (1) year after the Effective Time, Director will not, on Director’s own behalf or in the service or on behalf of others, solicit or recruit or attempt to solicit or recruit, directly or by assisting others, any employee in a managerial, sales, executive or supervisory capacity of any Protected Party, whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will, to cease working for such Protected Party; provided that the foregoing will not prevent the placement of any general solicitation for employment not specifically directed towards employees of any Protected Party or hiring any such person as a result thereof.

(c)For purposes of this Section 1, the following terms shall be defined as set forth below:

(i)“Competitive,” with respect to particular products or services, means products or services that are the same as or similar to the products or services of any Protected Party.

(ii)“Confidential Information” means data and information:

(A)relating to the business of HCBF and its Subsidiaries, including Harbor Community Bank, regardless of whether the data or information constitutes a Trade Secret;

(B)disclosed to Director or of which Director became aware as a consequence of Director’s relationship with HCBF and/or Harbor Community Bank;

(C)having value to HCBF and/or Harbor Community Bank and, as a result of the consummation of the transactions contemplated by the Merger Agreement, CenterState and/or CenterState Bank; and

(D)not generally known to competitors of HCBF or CenterState.

Confidential Information shall include Trade Secrets, methods of operation, names of customers, price lists, financial information and projections, personnel data and similar information; provided, however, that the terms “Confidential Information” and “Trade Secrets” shall not mean data or information that (x) has been disclosed to the public, except where such public disclosure has been made by Director without authorization from HCBF or CenterState, (y) has been independently developed and disclosed by others, or (z) has otherwise entered the public domain through lawful means.

(iii)“Restricted Territory” means each county in Florida where Harbor Community Bank operates a banking office at the Effective Time and each county contiguous to each of such counties.

3

(iv)“Trade Secret” means information, without regard to form, including technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans or a list of actual or potential customers or suppliers, that is not commonly known by or available to the public and which information:

(A)derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(B)is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(d) Director acknowledges that irreparable loss and injury would result to CenterState upon the breach of any of the covenants contained in this Section 1 and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, CenterState may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Director of any covenant contained in this Section 1, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach. In the event that the provisions of this Section 1 should ever be determined to exceed the time, geographic or other limitations permitted by applicable Law, then such provisions shall be modified so as to be enforceable to the maximum extent permitted by Law. If such provision(s) cannot be modified to be enforceable, the provision(s) shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

Section 2.Term; Termination. This Agreement may be terminated at any time by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon the earlier of (i) termination of the Merger Agreement; (ii) two (2) years following the Effective Time or (iii) upon a Change in Control of CenterState (as defined in Schedule I). For the avoidance of doubt, the provisions of Section 1 shall only become operative upon the consummation of the Merger but, in such event, shall survive the consummation of the Merger until the earlier of (a) two (2) years after the Effective Time (except Sections (1)(b)(ii) – (iv), which shall terminate one (1) year after the Effective Time) or (b) upon a Change in Control of CenterState. Upon termination of this Agreement, no party shall have any further obligations or liabilities hereunder, except that termination of this Agreement will not relieve a breaching party from liability for any breach of any provision of this Agreement occurring prior to the termination of this Agreement.

4

Section 3.Notices.  All notices, requests and other communications hereunder to a party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.

If to CenterState:	CenterState Banks, Inc.
1101 First Street South Haven, FL 33880
Attn: John C. Corbett
Beth DeSimone
E-mail: jcorbett@centerstatebank.com
bdesimone@centerstatebank.com

If to Director:	The address of Director’s principal residence as it appears in HCBF’s records as of the date hereof, as subsequently modified by Director’s provision of notice regarding the same to CenterState.

Section 4.Governing Law; Jurisdiction.  This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Florida, without regard for conflict of law provisions.  Any civil action, counterclaim, proceeding, or litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in Polk County or the United States District Court, Middle District of Florida.  Each party consents to the jurisdiction of such Florida court in any such civil action, counterclaim, proceeding, or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or litigation in such Florida court.  Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable Laws.

Section 5.Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and CenterState. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

5

Section 6.Severability.  In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 7.Counterparts.  This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.  Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

Section 8.Entire Agreement.  This Agreement represents the entire understanding of the parties and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.

Section 9.Construction; Interpretation. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.

6

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

CENTERSTATE BANKS, INC.

By:
Name:	John C. Corbett
Title:	President and Chief Executive Officer

DIRECTOR

Signature Page – Non-Competition and Non-Disclosure Agreement

Schedule I

For avoidance of doubt, the parties acknowledge and agree that the restrictions set forth in Sections 1(b) (ii) and (iii) shall not apply to any of the following activities of Director:

1.	The provision of legal services by Director to any Person.
2.	The offer and sale of insurance products by Director to any Person.
3.	The provision of investment advisory and brokerage services by Director to any Person.
4.	The provision of private equity/venture capital financing by Director to any Person.
5.	The provision of accounting services by Director to any Person.
6.	The ownership of 5% or less of any class of securities of any Person.
7.	The provision of automobile financing in connection with the operation of auto dealerships.
8.	Obtaining banking-related services or products for entities owned or controlled by the Director.
9.	Referrals of clients or obtaining banking-related services in connection with the conduct of real estate or mortgage broker businesses.
10.	Activities that are incidental to the Director’s performance of his or her profession so long as such activities are not a scheme to circumvent the restrictions contained in this Agreement.

For the avoidance of doubt, the activities of Director’s employer (if any) or its Affiliates shall not be affected by this Agreement.

For the purposes of this agreement, “Change in Control of CenterState” means (a) any person or group of persons within the meaning of §13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner, directly or indirectly, of 50% or more of the outstanding voting securities of CenterState or CenterState Bank, or (b) individuals serving on the board of directors of CenterState cease for any reason to constitute at least a majority of the board of directors of CenterState.

EXHIBIT F

FORM OF

CLAIMS LETTER

August 12, 2017

CenterState Banks, Inc. 1101 First Street South Winter Haven, Florida 33880
Attention:	John C. Corbett
Beth DeSimone

Ladies and Gentlemen:

This letter is delivered pursuant the Agreement and Plan of Merger, dated as of August 12, 2017 (the “Merger Agreement”), by and between CenterState Banks, Inc., a Florida corporation (“CenterState”), and HCBF Holding Company, Inc., a Florida corporation (“HCBF”).

Concerning claims which the undersigned may have against HCBF or any of its subsidiaries, including Harbor Community Bank (each, an “HCBF Entity”), in his or her capacity as an officer, director or employee of any HCBF Entity, and in consideration of the promises, and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby agrees as follows:

Section 1. Definitions. Unless otherwise defined in this letter, capitalized terms used in this letter have the meanings given to them in the Merger Agreement.

Section 2. Release of Certain Claims.

(a)The undersigned hereby releases and forever discharges, effective upon the consummation of the Merger pursuant to the Merger Agreement, each HCBF Entity, and each of their respective directors and officers (in their capacities as such), and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Released Parties”) of and from any and all liabilities, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description (collectively, “Claims”), which the undersigned, solely in his or her capacity as an officer, director or employee of any HCBF Entity has or claims to have, or previously had or claimed to have, in each case as of the Effective Time, against any of the Released Parties, whether or not in law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences known or unknown, matured or unmatured, contingent or otherwise (individually a “Released Claim,” and collectively, the “Released Claims”), except for (i) compensation for services that have accrued but have not yet been paid in the ordinary course of business consistent with past practice or other contract rights relating to severance, employment, stock options and restricted stock grants which have been disclosed in writing to CenterState on or prior to the date of the Merger Agreement, and (ii) the items listed in Section 2(b) below.

(b)For avoidance of doubt, the parties acknowledge and agree that the Released Claims do not include any of the following:

(i)any Claims that the undersigned may have in any capacity other than as an officer, director or employee of any HCBF Entity, including, but not limited to, (A) Claims as a borrower under loan commitments and agreements between the undersigned and Harbor Community Bank, (B) Claims as a depositor under any deposit account with Harbor Community Bank, (C) Claims as the holder of any Certificate of Deposit issued by Harbor Community Bank, (D) Claims on account of any services rendered by the undersigned in a capacity other than as an officer, director or employee of any HCBF Entity; (E) Claims in his or her capacity as a shareholder of HCBF, and (F) Claims as a holder of any check issued by any other depositor of Harbor Community Bank;

(ii)the Claims excluded in Section 2(a)(i) above;

(iii)any Claims that the undersigned may have under the Merger Agreement;

(iv)any right to indemnification that the undersigned may have under the articles of incorporation or bylaws of any HCBF Entity, under Florida law or the Merger Agreement; or

(v)any rights or Claims listed on Schedule I to this Agreement.

Section 3.Forbearance. The undersigned shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority to collect or enforce any Released Claims which are released and discharged hereby.

Section 4.Miscellaneous.

(a)This letter shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Florida, without regard for conflict of law provisions.

(b)This letter contains the entire agreement between the parties with respect to the Released Claims released hereby, and the release of Claims contained in this letter supersedes all prior agreements, arrangement or understandings (written or otherwise) with respect to such Released Claims and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein or in the Merger Agreement.

(c)This letter shall be binding upon and inure to the benefit of the undersigned and the Released Parties and their respective heirs, legal representatives, successors and assigns.

2

(d)This letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Released Parties, it being the express understanding of the undersigned and the Released Parties that no term hereof may be waived by the action, inaction or course of delaying by or between the undersigned or the Released Parties, except in strict accordance with this paragraph, and further that the waiver of any breach of the terms of this letter shall not constitute or be construed as the waiver of any other breach of the terms hereof.

(e)The undersigned represents, warrants and covenants that the undersigned is fully aware of the undersigned’s rights to discuss any and all aspects of this matter with any attorney chosen by him or her, and that the undersigned has carefully read and fully understands all the provisions of this letter, and that the undersigned is voluntarily entering into this letter.

(f)This letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Released Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Released Parties (other than the failure of CenterState to pay the Merger Consideration under the Merger Agreement).  If the Merger Agreement is terminated for any reason, this letter shall be of no force or effect.

(g)If any civil action, arbitration or other legal proceeding is brought for the enforcement of this letter, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this letter, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs, sales and use taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

(h)Each party acknowledges and agrees that any controversy which may arise under this letter is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this letter, or the transactions contemplated by this letter. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this letter by, among other things, the mutual waivers and certifications in this Section.

3

(i)Any civil action, counterclaim, proceeding, or litigation arising out of or relating to this letter shall be brought in the courts of record of the State of Florida in Polk County or the United States District Court, Middle District of Florida. Each party consents to the jurisdiction of such Florida court in any such civil action, counterclaim, proceeding, or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or litigation in such Florida court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

[Signature Page Follows]

4

Sincerely,

Signature of Director

Name of Director

Signature Page – Claims Letter

On behalf of CenterState Banks, Inc., I hereby acknowledge receipt of this letter as of this 12th day of August, 2017.

CENTERSTATE BANKS, INC.

By:
Name:	John C. Corbett
Title:	President and Chief Executive Officer

Signature Page – Claims Letter

Schedule I

Additional Excluded Claims